UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒                             Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
DIGITAL REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DIGITAL REALTY TRUST, INC.
Four Embarcadero Center, Suite 3200
San Francisco, California 94111
March 30, 2016
DEAR STOCKHOLDER:
You are invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Digital Realty Trust, Inc., a Maryland corporation (the “Company”), to be held on Tuesday, May 10, 2016, at 11:00 a.m., local time, at Four Embarcadero Center, Third Floor, Promenade Level conference center (Stanford Room), San Francisco, CA 94111.
The purposes of this year’s Annual Meeting are to:

(i)
consider and vote upon the election of Dennis E. Singleton, Laurence A. Chapman, Kathleen Earley, Kevin J. Kennedy, William G. LaPerch, A. William Stein and Robert H. Zerbst as members of the Company’s Board of Directors, each to serve until the 2017 Annual Meeting of Stockholders and until a successor for each is duly elected and qualifies;

(ii)	consider and vote upon ratifying the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

(iii)
consider and vote upon a resolution to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as more fully described in the accompanying Proxy Statement; and

(iv)	transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
The accompanying Notice of 2016 Annual Meeting of Stockholders and Proxy Statement describe these matters. We urge you to read this information carefully.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you choose not to attend and vote at the Annual Meeting in person, you may authorize your proxy via the Internet, or if you are receiving a paper copy of the Proxy Statement, by telephone or by completing and mailing a proxy card. Authorizing your proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting. Please review the instructions contained in the Notice of Internet Availability of Proxy Materials regarding each of these options.

Sincerely,

A. William Stein
Chief Executive Officer

DIGITAL REALTY TRUST, INC.
Four Embarcadero Center, Suite 3200
San Francisco, California 94111

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2016

TO THE STOCKHOLDERS OF DIGITAL REALTY TRUST, INC.:
NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Digital Realty Trust, Inc., a Maryland corporation (the “Company”), will be held on Tuesday, May 10, 2016, at 11:00 a.m., local time, at Four Embarcadero Center, Third Floor, Promenade Level conference center (Stanford Room), San Francisco, CA 94111, for the following purposes:

•
to consider and vote upon the election of Dennis E. Singleton, Laurence A. Chapman, Kathleen Earley, Kevin J. Kennedy, William G. LaPerch, A. William Stein and Robert H. Zerbst as members of the Company’s Board of Directors (the “Board”), each to serve until the 2017 Annual Meeting of Stockholders and until a successor for each is duly elected and qualifies;

•	to consider and vote upon ratifying the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

•
to consider and vote upon a resolution to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as more fully described in the accompanying Proxy Statement; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of 2016 Annual Meeting of Stockholders.
Your proxy to vote your shares at the Annual Meeting is solicited by the Board, which recommends that the Company’s stockholders vote:

•	FOR the election of the Board’s nominees named herein;

•	FOR ratifying the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016; and

•	FOR the resolution approving, on a non-binding, advisory basis, the compensation of the Company’s named executive officers.
Please refer to the attached Proxy Statement, which forms a part of this Notice of 2016 Annual Meeting of Stockholders and is incorporated herein by reference, for further information with respect to the business to be transacted at the Annual Meeting.
STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR VOTE IS IMPORTANT. If you are viewing the Proxy Statement on the Internet, you may authorize your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the Proxy Statement, you may authorize your proxy by completing and mailing the proxy card enclosed with the Proxy Statement, or you may authorize your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to authorize your proxy by telephone or over the Internet. Authorizing a proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting.
The Board has fixed the close of business on March 17, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any postponement(s) or adjournment(s) thereof.

By Order of Our Board of Directors,

Joshua A. Mills
Secretary
San Francisco, California
March 30, 2016
Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly authorizing your proxy via the Internet, by telephone or by mailing a proxy card will save us the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States will be provided if you wish to authorize your proxy by mail. For specific instructions on authorizing a proxy, please refer to the instructions on the Notice of Internet Availability of Proxy Materials. Even if you have authorized your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

PROXY STATEMENT

DIGITAL REALTY TRUST, INC.
Four Embarcadero Center, Suite 3200
San Francisco, California 94111

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION
General
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Digital Realty Trust, Inc., a Maryland corporation (the “Company”), of proxies to be exercised at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 10, 2016, at 11:00 a.m., local time, or at any postponement(s) or adjournment(s) thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of 2016 Annual Meeting of Stockholders. Proxies are solicited to give all stockholders of record at the close of business on March 17, 2016 (the “Record Date”) an opportunity to vote on matters properly presented at the Annual Meeting. The Annual Meeting will be held at Four Embarcadero Center, Third Floor, Promenade Level conference center (Stanford Room), San Francisco, CA 94111.
Pursuant to the rules of the United States Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (a “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this Proxy Statement available on the Internet on or about March 30, 2016 and to mail the Notice to all stockholders entitled to vote at the Annual Meeting on or about March 30, 2016. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials on or about March 30, 2016 or within three business days of such request.
Who Can Vote
You are entitled to vote if you were a stockholder of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), as of the Record Date. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.
Quorum
A majority of the outstanding shares of Common Stock as of the Record Date represented in person or by proxy will constitute a quorum at the Annual Meeting. As of the Record Date, 146,686,393 shares of Common Stock were outstanding.
Voting of Shares
Stockholders of record as of the Record Date are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the meeting. You may vote by attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. If you choose not to attend the Annual Meeting, you may still authorize your proxy via the Internet, by telephone or by mailing a proxy card.

All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Proxy Card and Revocation of Proxy
If you sign a proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy:

•	FOR the election of all of the director nominees;

•	FOR ratifying the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016; and

•	FOR the resolution approving, on a non-binding, advisory basis, the compensation of the Company’s named executive officers.
In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement(s) or adjournment(s) thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.
If you vote your shares by authorizing a proxy, you may revoke your proxy authorization at any time before it is voted at the Annual Meeting. You may revoke your proxy by sending to the Company’s Secretary at the Company’s principal executive office at Four Embarcadero Center, Suite 3200, San Francisco, CA 94111, a written notice of revocation, or by delivering by mail, by telephone, via the Internet or in person a duly executed proxy bearing a later date, or by attending the Annual Meeting in person and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.
Counting of Votes
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and chooses not to exercise or does not have discretionary authority to vote the shares on a particular matter because the matter is not routine under the New York Stock Exchange (“NYSE”) rules. The election of the Board’s nominees named herein and the proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers are not routine matters under the NYSE rules.
The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required for the election of each director nominee. For purposes of the election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee for election as a director exceeds the number of votes cast “against” that nominee. For purposes of calculating votes cast in the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the election of the directors.
The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required for ratifying the selection of KPMG LLP as our independent registered public accounting firm. For purposes of the vote on ratifying the selection of KPMG LLP as our independent registered public accounting firm, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. The selection of KPMG LLP as our independent registered public accounting firm is a routine matter under the NYSE rules and a nominee holding shares for a beneficial owner will have discretionary authority to vote on this proposal absent instructions from the beneficial owner.
The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to adopt the resolution approving, on a non-binding, advisory basis, the compensation of our named executive officers. For purposes of the vote on the resolution approving the compensation of our named executive officers, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
Solicitation of Proxies
We will bear the entire cost of soliciting proxies. We may reimburse banks, brokerage houses, fiduciaries and custodians holding shares of our Common Stock in their names for their expenses incurred in forwarding the solicitation materials to beneficial owners. Solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees for such services.

Attendance at the Annual Meeting
In order to attend the Annual Meeting, you will need proof of ownership of our Common Stock as of the Record Date. If you hold your shares in street name (such as through a bank, broker or other nominee), you should bring your statement showing your beneficial ownership of our Common Stock in order to be admitted to the meeting and you must obtain a proxy issued in your name from such bank, broker or other nominee if you wish to vote in person at the meeting.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
The Company’s principal executive office is located at Four Embarcadero Center, Suite 3200, San Francisco, CA 94111, our telephone number is (415) 738-6500 and our website is www.digitalrealty.com.* References herein to the “Company” refer to Digital Realty Trust, Inc. and its subsidiaries, unless the context otherwise requires.

The date of this Proxy Statement is March 30, 2016.

*	Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

ITEM 1.	ELECTION OF DIRECTORS

Under the Company’s charter and Fifth Amended and Restated Bylaws (the “Bylaws”), each member of the Board serves until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal. Vacancies on the Board may be filled only by individuals elected by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the full term of the directorship and until such director’s successor is duly elected and qualifies, or until such director’s earlier death, resignation or removal.
Our Bylaws require that, in order to be elected in an uncontested election, a director receive a majority of votes cast by holders of the shares present in person or represented by proxy with respect to such director at a meeting at which a quorum is present. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes “against” that director. In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), directors will be elected by a plurality of the votes cast, which means the seven nominees who receive the largest number of properly cast votes will be elected as directors.
Any director who fails to be elected by a majority vote shall tender his or her resignation to the Board, subject to acceptance. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who tenders his or her resignation will not participate in the Board’s decision regarding whether to accept or reject such director’s resignation.
Each share of Common Stock is entitled to one vote for each of the seven director nominees. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the nominees named below unless instructed otherwise. If any nominee should become unavailable for election prior to the Annual Meeting, an event which currently is not anticipated by the Board, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Board.
Dennis E. Singleton, Laurence A. Chapman, Kathleen Earley, Kevin J. Kennedy, William G. LaPerch, A. William Stein and Robert H. Zerbst are all of our nominees for election to the Board. Each nominee has consented to be named in this Proxy Statement and to serve as a director if elected, and management has no reason to believe that any nominee will be unable to serve. The information below relating to the nominees for election as director has been furnished to the Company by the respective individuals.
 Nominees for Election for a One-Year Term Expiring at the 2017 Annual Meeting
The following table sets forth the names, ages and biographical summaries as of March 17, 2016 of the individuals who are our nominees for election as directors of the Company, all of whom are current directors of the Company:

Election of Directors
DENNIS E. SINGLETON	Committees:	Education:
Age: 71 Director Since: 2004	Nominating and Corporate Governance	BS - Lehigh University MBA - Harvard Business School
Dennis E. Singleton has served as a director since 2004 and as our Chairman of the Board since 2012. Mr. Singleton was a founding partner of Spieker Partners, the predecessor of Spieker Properties, Inc., one of the largest owners and operators of commercial property on the west coast prior to its $7.2 billion acquisition by Equity Office Properties Trust in 2001. Mr. Singleton served as Chief Financial Officer and Director of Spieker Properties, Inc. from 1993 to 1995, Chief Investment Officer and Director from 1995 to 1997 and Vice Chairman and Director from 1998 until his retirement in 2001. During his tenure, Mr. Singleton was involved in identifying and analyzing strategic portfolio acquisition and operating opportunities and oversaw the acquisition and development of more than 20 million square feet of commercial property. From 2001 to the present, Mr. Singleton has managed personal investments in real estate. Mr. Singleton received a Bachelor of Science degree from Lehigh University and a Master of Business Administration degree from Harvard Business School. Our Board selected Mr. Singleton to serve as a director because it believes he possesses valuable financial and real estate industry expertise, including extensive experience with the acquisition, financing and operation of commercial property.

A. WILLIAM STEIN	Committees:	Education:
Age: 62 Director Since: 2014	None	BA - Princeton University JD - University of Pittsburgh MS - Carnegie Mellon University
A. William Stein joined GI Partners as a consultant in April 2004 and has served as our Chief Executive Officer and as a director since November 2014. Previously, he also held the roles of Chief Investment Officer from July 2004 until April 2014, Interim Chief Executive Officer from March 2014 to November 2014, and Chief Financial Officer from July 2004 until April 2015. Mr. Stein has over 32 years of investment, financial and operating management experience in both large company environments and small, rapidly growing companies. Prior to joining the Company, Mr. Stein provided turnaround management advice to both public and private companies. From 2000 to 2001, Mr. Stein served as Co-Head of VentureBank@PNC and Media and Communications Finance at The PNC Financial Services Group where he was responsible for directing the delivery of PNC’s products and services to VentureBank’s high technology and emerging growth client base. Before joining PNC, Mr. Stein was President and Chief Operating Officer of TriNet Corporate Realty Trust, a real estate investment trust, that was acquired by Starwood Financial Trust (now called iStar Financial) in late 1999. Prior to being named President of TriNet, Mr. Stein was its Executive Vice President, Chief Financial Officer and Secretary. TriNet’s portfolio consisted of office, industrial and retail properties throughout the U.S. Before joining TriNet in 1995, Mr. Stein held a number of senior investment and financial management positions with Westinghouse Electric, Westinghouse Financial Services and Duquesne Light Company. Mr. Stein practiced law for eight years, specializing in financial transactions and litigation. Previously, Mr. Stein was a member of the board of directors and served on the audit committee and the compensation committee of Wesdome Gold Mines LTD, a public company traded on the Toronto Stock Exchange. Mr. Stein received a Bachelor of Arts degree from Princeton University where he majored in Classics, a Juris Doctor degree from the University of Pittsburgh and a Master of Science degree with Distinction from the Graduate School of Industrial Administration at Carnegie Mellon University.

LAURENCE A. CHAPMAN	Committees:	Education:
Age: 66 Director Since: 2004	Audit (Chair) Compensation	BCom - McGill University MBA - Harvard Business School
Laurence A. Chapman has served as a director since 2004. Mr. Chapman served as Senior Vice President and Chief Financial Officer of Goodrich Corp. from 1999 until his retirement in 2000. Mr. Chapman served as Senior Vice President and Chief Financial Officer of Rohr, Inc., an aerospace company, from 1994 until 1999, when Rohr, Inc. merged with Goodrich Corp. His responsibilities at both companies included accounting, treasury, tax, insurance, investor relations, financial planning and information technology functions. Prior to his service at Rohr, Inc., Mr. Chapman was employed at Westinghouse Electric Corporation from 1981 through 1994. From 1991 through 1994, Mr. Chapman was the Vice President and Treasurer of Westinghouse Electric Corporation and, from 1988 through 1991, Mr. Chapman served as Chief Financial Officer of Westinghouse Credit Corp. and Westinghouse Financial Services Inc. His responsibilities included supervising corporate finance, cash and short-term funding, project finance, bank relations and international treasury. Mr. Chapman received a Bachelor of Commerce degree (Accounting and Finance) with Great Distinction from McGill University and a Master of Business Administration degree from Harvard Business School. He is a fellow of the Institute of Canadian Bankers. Our Board selected Mr. Chapman to serve as a director because it believes he possesses valuable financial and accounting expertise, including at companies with extensive real estate interests and his extensive experience in his prior positions of Chief Financial Officer.

KATHLEEN EARLY	Committees:	Education:
Age: 64 Director Since: 2004	Audit Nominating and Corporate Governance	BS - UC Berkeley MBA - UC Berkeley
Kathleen Earley has served as a director since 2004. Ms. Earley is the former President and Chief Operating Officer of TriZetto Group, Inc. where she worked from November 2004 until she retired in September 2008 when it was sold to Apax Partners, a private equity firm. From 1994 through September 2001, Ms. Earley was employed at AT&T Corporation. While at AT&T Corporation, Ms. Earley served as Senior Vice President of Enterprise Networking and Chief Marketing Officer, where she oversaw all AT&T Corporation business-related brand, image, advertising and marketing strategy. One of Ms. Earley’s largest contributions was as President of AT&T Data & Internet Services, a business unit that provided Internet Protocol (IP), web hosting, data and managed network services. Under her leadership, AT&T’s network became one of the largest Internet backbones in the industry. Prior to joining AT&T Corporation, Ms. Earley was employed by IBM Corporation for 17 years with positions in sales, marketing, planning and strategy development. Ms. Earley previously served on the board of directors of a privately-held company, Gateway EDI, as well as on the boards of Switch & Data Facilities Company and Vignette Corp. prior to their sale. Ms. Earley received a Bachelor of Science degree in Accounting and a Master of Business Administration degree, both from the University of California, Berkeley. Our Board selected Ms. Earley to serve as a director because it believes she possesses valuable expertise in the cloud computing, data communications, hosting and colocation industries, as well as in strategic planning and operations, including extensive experience with sales, marketing and technology-related operations.

KEVIN J. KENNEDY	Committees:	Education:
Age: 60 Director Since: 2013	Audit Compensation	BS - Lehigh University MS, MPhil and PhD - Rutgers University
Kevin J. Kennedy has served as a director since 2013. Mr. Kennedy has been President, Chief Executive Officer and a member of the board of directors of Avaya Inc., a global provider of real-time business collaboration and communications solutions, since December 2008. Previously, Mr. Kennedy served as Chief Executive Officer of JDS Uniphase Corporation, a provider of optical communications products, from September 2003 to December 2008, as President from March 2004 to December 2008 and as a member of the board of directors from November 2001 to August 2012, including as Vice Chairman of the board of directors from December 2008 to August 2012. Prior to joining JDS Uniphase Corporation, Mr. Kennedy held product development and operations positions with Openwave Systems, Inc., Cisco Systems, Inc. and AT&T Corporation. Mr. Kennedy is a member the board of directors and serves on the compensation committee of KLA-Tencor Corporation, a supplier of process control and yield management solutions for the semiconductor industry, which is listed on The NASDAQ Stock Market LLC. Since 2007, Mr. Kennedy has also served on the board of directors of the Canary Foundation, a non-profit organization. Mr. Kennedy previously served on the boards of directors of Rambus Inc., a developer of high-speed chip-to-chip interface technology, from 2003 to 2008, and Polycom Inc., a provider of telepresence, voice and video conferencing solution, from 2008 to 2009. Mr. Kennedy is also currently a Presidential Advisory Member of the National Security Telecommunications Advisory Committee. Mr. Kennedy received a Bachelor of Science in Mechanical Engineering degree from Lehigh University and a Master of Science, Master of Philosophy and Ph.D. degrees from Rutgers University. Our Board selected Mr. Kennedy to serve as a director because it believes he possesses valuable expertise in the communications and technology industries, including extensive experience working with and leading public companies in these industries, as well as his experience on the boards of directors of public companies.

WILLIAM G. LAPERCH	Committees:	Education:
Age: 60 Director Since: 2013	Nominating and Corporate Governance (Chair) Compensation	BS - US Military Academy at West Point MBA - Columbia University
William G. LaPerch has served as a director since 2013. From January 2004 to July 2012, Mr. LaPerch was Chief Executive Officer, President and a member of the board of directors at AboveNet, Inc., a provider of bandwidth infrastructure services. Prior to AboveNet, Inc., Mr. LaPerch served as President, Network Services from 2001 to 2003 and as President, Enterprise Services from 2000 to 2001 of Metromedia Fiber Network, a provider of metro fiber services. From 1989 to 2000, Mr. LaPerch held various operations and engineering positions at MCI Worldcom, Inc., a global communications company, including most recently as Vice President, Network Services. Prior to joining MCI Worldcom, Inc., Mr. LaPerch held sales and operations positions with NYNEX Corporation, a communications company. Mr. LaPerch is a member of the board of directors and serves on the compensation and nominating and governance committees of Windstream Holdings, Inc., the parent company of Windstream Corporation, a provider of advanced network communications and technology solutions, which is listed on the Nasdaq Global Select Market. Mr. LaPerch also serves on the board of directors of  FirstLight Fiber, Cross River Fiber and Global Capacity, each a privately held company. Until August 2015, Mr. LaPerch was a member of the board of directors and served on the audit, compensation and nominating and governance committees of Imation Corp., a global scalable storage and data security company, which is listed on the New York Stock Exchange. Mr. LaPerch is a graduate of the U.S. Military Academy at West Point and received a Master of Business Administration degree from Columbia University. Our Board selected Mr. LaPerch to serve as a director because it believes he possesses valuable expertise in the bandwidth, colocation, interconnection and communications industries, including extensive experience working with and leading public companies in these industries.

ROBERT H. ZERBST	Committees:	Education:
Age: 69 Director Since: 2009	Compensation (Chair)	BA - Miami University MA, MBA and PhD - Ohio State University
Robert H. Zerbst has served as a director since October 2009. Mr. Zerbst is currently a private real estate investor. Mr. Zerbst joined CBRE Global Investors (formerly CB Richard Ellis Investors) as President in 1997, and served as Chief Executive Officer from 1998 through 2007, Chairman during 2007 and 2008 and Special Advisor to the Chief Executive Officer from 2009 to 2010. Under his leadership CBRE Global Investors grew from a domestic U.S. pension fund advisor with $3.7 billion in assets under management to a global real estate investment organization with a portfolio exceeding $44 billion. In 1982, after a career in real estate research and education, Mr. Zerbst founded and served as Chief Executive Officer of Piedmont Realty Advisors, a San Francisco-based real estate investment manager. In 1991, Piedmont merged with The RREEF Funds. While a partner at RREEF, Mr. Zerbst was responsible for all investments in the western United States and opportunistic investments nationally. Mr. Zerbst was the chairman and a member of the audit and compensation committees of the board of directors of CBRE Realty Trust, a public company, from 2004 through 2009. He also serves as chairman of Monterey Investment Management, LLC, a privately held investment management firm, and chairman of the advisory board of Chenco Holdings Co., a privately held real estate investment company. Mr. Zerbst is past Chairman of the National Association of Real Estate Investment Managers (NAREIM), past board member of the National Council of Real Estate Investment Fiduciaries (NCREIF), a member of The Asia Society, Northern California Council of Foreign Affairs and the Policy Advisory Board of the Fisher Center at the Haas School of Business, University of California, Berkeley and a Trustee of the San Francisco Conservatory of Music. Mr. Zerbst received a Bachelor of Arts degree from Miami University and a Master of Arts in Economics, Master of Business Administration and Ph.D. degrees in Finance and Real Estate Economics from The Ohio State University. He has also earned the CRE and MAI professional designations. Our Board selected Mr. Zerbst to serve as a director because it believes he possesses valuable financial, real estate, and international industry expertise, including extensive experience with real estate acquisition and investment.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF MESSRS. SINGLETON, CHAPMAN, KENNEDY, LAPERCH, STEIN AND ZERBST AND MS. EARLEY TO SERVE ON OUR BOARD OF DIRECTORS UNTIL THE 2017 ANNUAL MEETING AND UNTIL A SUCCESSOR FOR EACH IS DULY ELECTED AND QUALIFIES.

Executive Officers
The following table sets forth the names, ages, positions and biographical summaries as of March 17, 2016 of our current executive officers (the “executive officers”):

Executive Officers
A. WILLIAM STEIN	Responsibilities:	Education:
Age: 62 Officer Since: 2004 Chief Executive Officer (principal executive officer)	Principal executive officer and overseeing overall direction of the Company.	BA - Princeton University JD - University of Pittsburgh MS - Carnegie Mellon University
A. William Stein has served as Chief Executive Officer of the Company since November 2014. Mr. Stein's biographical information is set forth under “Election of Directors” above.
ANDREW P. POWER	Responsibilities:	Education:
Age: 36 Officer Since: 2015 Chief Financial Officer (principal financial officer)	Overseeing financial functions, including financial reporting, capital markets, tax, investor relations, financial planning and analysis and asset management.	BS - Wake Forest University
Andrew P. Power is our Chief Financial Officer and has served in that role since May 2015.  Prior to joining the Company, Mr. Power held positions of increasing responsibility at Bank of America Merrill Lynch from 2011 to April 2015, where he most recently served as Managing Director of Real Estate, Gaming and Lodging Investment Banking, and was responsible for relationships with over 40 public and private companies, including the Company.  From 2004 to 2011, Mr. Power held similar positions at Citigroup Global Markets, Inc. During his career, Mr. Power has managed the execution of public and private capital raises in excess of $30 billion, including the then-largest REIT IPO, and more than $19 billion of merger and acquisitions transactions.   Mr. Power received a Bachelor of Science degree in Analytical Finance from Wake Forest University.

JARRETT B. APPLEBY	Responsibilities:	Education:
Age: 54 Officer Since: 2015 Chief Operating Officer	Overseeing corporate strategy, global operations, including property and technical operations, design and construction, the Telx line of business, and product management and development.	BA - Lehigh University MBA - Lehigh University
Jarrett B. Appleby has served as our Chief Operating Officer since April 2015.  Mr. Appleby has more than 25 years of experience as a technology leader, spanning strategy, corporate development, sales and marketing, and global operations, including several executive leadership roles in the data center and telecommunications industry.  Prior to joining the Company, from February 2014 to April 2015, Mr. Appleby served as founder and CEO of the Appleby Group, an independent consultancy advising private equity and technology companies.  Prior to that, Mr. Appleby was Chief Operating Officer of CoreSite Realty from April 2012 to January 2014, and Chief Marketing Officer of Equinix from December 2008 to April 2012.  Mr. Appleby received Bachelor of Arts and Master of Business Administration degrees from Lehigh University.

CINDY A. FIEDELMAN	Responsibilities:	Education:
Age: 49 Officer Since: 2016 Chief Human Resources Officer
Overseeing all of the human resources functions, including compensation, benefits, talent management, staffing, human resources operations and human resources related acquisition and integration activities.
BA - University of Pennsylvania
Cindy A. Fiedelman is our Chief Human Resources Officer and has served in that role since January 2016. Ms. Fiedelman joined the Company on an interim basis in September 2015 and served as our Interim Global Head of Human Resources until December 2015. Prior to joining the Company, Ms. Fiedelman served as an independent consultant from April 2015 to September 2015. From March 2013 to April 2015, Ms. Fiedelman served as Vice President, People and Diversity, at American Airlines. In this role she was responsible for talent management and acquisition, global human resources business partners, training, compensation and diversity initiatives. Additionally she led the human resources integration for the merger between American Airlines and US Airways, combining the human resources team and programs, plus leading organizational integration across the company. Prior to joining American Airlines, Ms. Fiedelman served as Vice President, Human Resources and Talent Acquisition, at Avaya, Inc. from October 2006 to March 2013, where she led the global Human Resources Business Partner and Recruiting teams and played a key leadership role in Avaya’s acquisition and integration of the Nortel Enterprise business. Ms. Fiedelman holds a Bachelor of Arts degree in Art History from the University of Pennsylvania.

MICHAEL HENRY	Responsibilities:	Education:
Age: 53 Officer Since: 2015 Chief Information Officer	Overseeing all aspects of the Company’s IT infrastructure, including business intelligence, internal business applications and information security.	BS - University of San Francisco

Michael Henry has served as our Chief Information Officer since April 2015. Mr. Henry has more than 25 years of enterprise-wide business and technology experience. Previously, Mr. Henry served as the Chief Information Officer for Rovi Corp., a technology company, from November 2012 to April 2015. Prior to Rovi, Mr. Henry served as a Senior Managing Partner at Gartner Inc., a technology research company, from June 2012 to November 2012. Prior to that role, Mr. Henry served as Vice President, IT Transformation at Ericsson, a communication technology company, from April 2008 to June 2012.  Mr. Henry received a Bachelor of Science degree in Information Systems Management from the University of San Francisco.

SCOTT E. PETERSON	Responsibilities:	Education:
Age: 54 Officer Since: 2004 Chief Investment Officer	Overseeing investment and acquisition activities.	BA - Northwestern University MBA - Northwestern University
Scott E. Peterson is our Chief Investment Officer and has served in that role since April 2014. Previously, Mr. Peterson served as our Chief Acquisitions Officer from November 2010 to April 2014 and as our Senior Vice President, Acquisitions from October 2004 to November 2010. Mr. Peterson was a managing director of GI Partners from August 2002 until October 2004. While at GI Partners, Mr. Peterson was responsible for property acquisitions with an emphasis on technical properties. Mr. Peterson has over 27 years of real estate experience and, prior to joining GI Partners, was a Senior Vice President with GIC Real Estate, the real estate investment entity for the Government of Singapore Investment Corporation, from May 1994 to August 2002. Previously, Mr. Peterson was active in investments, development and asset management with LaSalle Partners, a real estate services company, and Trammell Crow Company, a real estate developer. Mr. Peterson received Bachelor of Arts and Master of Business Administration degrees from Northwestern University.

JOSHUA A. MILLS	Responsibilities:	Education:
Age: 44 Officer Since: 2005 Senior Vice President, General Counsel and Secretary	Overseeing legal activities, sustainability efforts and risk management.	BA - University of Washington JD - University of California, Hastings
Joshua A. Mills has served as our Senior Vice President and General Counsel since December 2010 and has served as our Secretary since February 2015. Mr. Mills joined the Company in April 2005 as General Counsel. Prior to joining the Company, Mr. Mills was a corporate attorney with Latham & Watkins LLP where his practice included mergers and acquisitions, corporate finance and venture capital financing transactions as well as general company representation. Prior to joining Latham & Watkins, Mr. Mills served as Associate General Counsel for McAfee.com Corporation and as an associate with Shearman & Sterling, LLP. Mr. Mills received a Bachelor of Arts degree from the University of Washington and a Juris Doctor degree from the University of California, Hastings College of the Law.

MATTHEW J. MISZEWSKI	Responsibilities:	Education:
Age: 45 Officer Since: 2013 Senior Vice President, Global Sales & Marketing	Overseeing sales and leasing efforts as well as marketing activities globally.	BA - Marquette University JD - University of Wisconsin Law School
Matthew J. Miszewski has served as our Senior Vice President of Global Sales and Marketing since January 2013. From January 2011 until joining the Company, Mr. Miszewski was Senior Vice President, Enterprise Sales and the Global Public Sector, at Salesforce.com, an enterprise cloud computing company. Prior to this role, Mr. Miszewski served as General Manager, Worldwide Government at Microsoft from April 2007 to December 2010, where he managed the firm’s Global Public Sector business unit. Previously, Mr. Miszewski worked as Chief Information Officer for the State of Wisconsin, President of an IT consulting firm and partner in a law firm. Mr. Miszewski received a Bachelor of Arts degree from Marquette University and a Juris Doctor degree from the University of Wisconsin Law School.

EDWARD F. SHAM	Responsibilities:	Education:
Age: 56 Officer Since: 2005 Senior Vice President, Controller (principal accounting officer)	Overseeing accounting activities.	BS - San Francisco State University
Edward F. Sham has served as our Senior Vice President and Controller since December 2010. He joined the Company in September 2005 as Vice President and Controller, in which position he served until November 2010. With more than 20 years’ experience in accounting and real estate, Mr. Sham held positions as Vice President & Controller of Catellus Development Corporation, now part of Prologis; Controller of Bay Apartment REIT, now Avalon Bay; and Portfolio Controller of O’Connor Realty Advisors. In addition, Mr. Sham was a certified public accountant with Ernst & Young LLP in their real estate group for seven years. Mr. Sham received a Bachelor of Science degree from San Francisco State University and is a member of AICPA and California CPA society.

Board Governance Documents
The Board maintains charters for all its committees. In addition, the Board has adopted a written set of Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics that applies to the Company’s employees, officers and directors, including our principal executive officer and principal financial officer. To view the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, Corporate Governance Guidelines and Code of Business Conduct and Ethics, please visit our website at www.digitalrealty.com. Each of these documents is also available, free of charge, in print to any stockholder who sends a written request to Joshua A. Mills, Secretary, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, CA 94111.

Independent Directors
NYSE listing standards require NYSE-listed companies to have a majority of independent board members and an audit committee, compensation committee and nominating and corporate governance committee each composed solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such company).

In addition, the NYSE listing standards provide that a director is not independent if:
(i) the director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company;
(ii) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
(iii) (A) the director is a current partner or employee of a firm that is the company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;
(iv) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or
(v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
The Board by resolution has affirmatively determined that, based on the standards set forth in the NYSE rules and our corporate governance documents, all nominees for election to the Board at the Annual Meeting are independent (the “Independent Directors”).
Board Meetings
The Board held 10 meetings and the Independent Directors met in executive session five times during 2015. During 2015 Mr. Singleton, as the Chairman of the Board, served as the presiding director of the executive sessions of the Independent Directors. The number of meetings for each Board committee is set forth below under the heading “Board Committees.” During the year ended December 31, 2015, each of the directors attended at least 75% of the total number of meetings of the Board and of the committees on which he or she served. All of the then-current directors attended the 2015 Annual Meeting, and the Board expects all current directors standing for re-election to the Board to attend the 2016 Annual Meeting barring unforeseen circumstances or irresolvable conflicts.
Board Leadership Structure
We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board and executive sessions of the Independent Directors. This separation of the roles of Chairman and Chief Executive Officer allows for greater oversight of the Company by the Board. The Board has determined that our Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company, and the skills and experience of Mr. Singleton and Mr. Stein.

Board Committees

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dennis E. Singleton
Laurence A. Chapman	C
Kathleen Earley
Kevin J. Kennedy
William G. LaPerch			C
Robert H. Zerbst		C
C= Chairperson = Member

Audit Committee
We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The function of the Audit Committee is to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, engagement, compensation, and independence of the registered public accounting firm that audits the Company’s financial statements (the “independent auditor”); and (iv) the performance of the Company’s internal audit function and independent auditor. The Audit Committee also prepares the disclosure required by federal securities laws, including Item 407(d)(3)(i) of Regulation S-K, to be included in the Company’s annual Proxy Statement. The Audit Committee is directly responsible and has sole authority for the appointment, compensation, retention, termination, evaluation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. In addition, the Audit Committee is responsible for reviewing, at least annually, the independence, performance, qualifications and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel, and oversight of the annual audit, quarterly review, and internal audit.
The Audit Committee carries out its responsibilities in accordance with the terms of our Audit Committee Charter, which is located on our website at www.digitalrealty.com and is available in print to any stockholder who requests it by writing to our Secretary, as provided for in “—Board Governance Documents.” Mr. Chapman is Chair and Ms. Earley and Mr. Kennedy are members of the Audit Committee. The Board has determined that Mr. Chapman is an “audit committee financial expert” as defined by the SEC. The Audit Committee meets the NYSE composition requirements, including the requirements dealing with financial literacy and financial sophistication. The Audit Committee is composed of Independent Directors under the current NYSE listing standards. Such directors also satisfy the independence requirements of Section 10A-3(m) of the Exchange Act and Rule 10A-3(b)(i). During 2015, the Audit Committee met four times.
Before the Company’s independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee is required to pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. The Audit Committee delegated the authority to grant pre-approvals to Mr. Chapman, the Chair of the Audit Committee.
Information regarding the specific functions performed by the Audit Committee is set forth below in “Audit Matters—Audit Committee Report.”
Compensation Committee
We have a standing Compensation Committee, whose function is to discharge or assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executives, including by designing, approving, recommending to the Board for approval, implementing, administering, managing and evaluating the compensation plans, policies and programs of the Company. The Compensation Committee also prepares the disclosure required by federal securities laws to be included in the Company’s annual Proxy Statement. The Compensation Committee reviews and approves the compensation for our named executive officers and reviews compensation for all other executive officers, administers the Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2014 Incentive Award Plan, as amended (the “2014 Plan”), which replaced the First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan, as amended (the “2004 Plan”).
Our Compensation Committee Charter is located on our website at www.digitalrealty.com and is available in print to any stockholder who requests it by writing to our Secretary, as provided for in “—Board Governance Documents.” Mr. Zerbst is Chair and Messrs. Chapman, Kennedy and LaPerch are members of the Compensation Committee. All members of the Compensation Committee are Independent Directors. The Board by resolution also affirmatively determined that none of the members of our Compensation Committee had any relationship to the Company which was material to that director’s ability to be independent from management in connection with the duties of a compensation committee member. Such directors also satisfy the independence requirements of Section 10C(a) of the Exchange Act and Rule 10C-1(b)(1). During 2015, the Compensation Committee met seven times.
The Compensation Committee exercises all powers delegated to it by the Board related to compensation matters, including approval of incentive compensation and oversight of benefit plans for employees of the Company. The Compensation Committee has authority to grant awards under our 2014 Plan. The Compensation Committee is primarily responsible for determining cash and non-cash compensation for our Chief Executive Officer, Chief Financial Officer and other named executive officers.
In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, except for:

•	the review and approval of compensation for our Chief Executive Officer, Chief Financial Officer and all other named executive officers;

•
the recommendations to the Board with respect to non-CEO compensation, incentive compensation plans and equity-based plans and the review and approval of all officers’ employment agreements and severance arrangements;

•	the management and review of all annual bonus, long-term incentive compensation, equity compensation and employee benefit plans; and

•
any matters that involve executive compensation or any matters where the Compensation Committee has determined such compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

To aid the Compensation Committee in making its determinations, management provides recommendations annually to the Compensation Committee regarding the compensation of all named executive officers. Each named executive officer participates in an annual performance review either with the Compensation Committee, with input from the Board, in the case of our Chief Executive Officer, or with our Chief Executive Officer, in the case of all other named executive officers, to obtain input about their contributions to our success for the period being assessed. The performance of our named executive officers is also reviewed annually by the Compensation Committee.
For 2015, the Compensation Committee retained the services of FPL Associates L.P. (“FPL”) to serve as the Compensation Committee’s independent compensation consultant. FPL was engaged to assist the Compensation Committee with a variety of tasks, which included among other things, conducting and presenting the annual review of the total compensation packages for our executive officers, including base salary, cash bonuses, long-term incentives and total direct compensation; reviewing market data on compensation; performing equity dilution and overhang analysis; reviewing and assessing the long-term incentives currently provided to executives and future awards; aligning and testing performance-related pay; reviewing non-employee directors’ compensation; and understanding market trends. The Compensation Committee assessed the independence of FPL pursuant to the rules prescribed by the SEC and the NYSE and concluded that no conflict of interest existed in 2015 that would prevent FPL from serving as an independent consultant to the Compensation Committee.
Nominating and Corporate Governance Committee
We have a standing Nominating and Corporate Governance Committee, whose function is to assist the Board in discharging the Board’s responsibilities regarding (i) the identification of qualified candidates to become Board members; (ii) the selection of nominees for election as directors; (iii) the selection of candidates to fill any vacancies on the Board; (iv) the development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Company; and (v) oversight of the evaluation of the Board and management.
Our Nominating and Corporate Governance Committee Charter is located on our website at www.digitalrealty.com and is available in print to any stockholder who requests it by writing to our Secretary, as provided for in “—Board Governance Documents.” Mr. LaPerch is Chair and Ms. Earley and Mr. Singleton are members of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are Independent Directors. During 2015, the Nominating and Corporate Governance Committee met four times. Further information regarding the Nominating and Corporate Governance Committee is set forth below in “—Qualifications of Director Nominees,” “—Nominating and Corporate Governance Committee’s Process for Considering Director Nominees” and “—Manner by which Stockholders May Recommend Director Nominees.”
Qualifications of Director Nominees
The Nominating and Corporate Governance Committee has not set forth minimum qualifications for Board nominees. Pursuant to its charter, in identifying candidates to recommend for election to the Board, the Nominating and Corporate Governance Committee considers the following criteria:

(i)	personal and professional integrity, ethics and values;

(ii)
experience in corporate governance including as an officer, board member or senior executive or as a former officer, board member or senior executive of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

(iii)	experience as a board member of another publicly held company;

(iv)	academic, executive and/or operational expertise in an area of the Company’s industry or operations;

(v)	practical and mature business judgment, including ability to make independent analytical inquiries; and

(vi)	ability to work as part of a team.
While the Nominating and Governance Committee does not have a formal policy regarding diversity, the Company’s Corporate Governance Guidelines state that each individual nominee is evaluated in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Committee considers diversity of the Board in identifying director nominees, including diversity in experience, professional background, areas of expertise and industries of the candidate.

Nominating and Corporate Governance Committee’s Process for Considering Director Nominees
The Nominating and Corporate Governance Committee, at least annually, evaluates the performance of each current director and considers the results of such evaluation when determining whether to recommend the nomination of such director for an additional term. At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.
At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee recommends to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In determining whether a prospective member is qualified to serve, the Nominating and Corporate Governance Committee will consider the factors listed above in “—Qualifications of Director Nominees.”

The foregoing notwithstanding, if the Company is legally required by contract or otherwise to permit a third party to designate one or more of the director nominees to be elected (for example, pursuant to rights contained in the Articles Supplementary of each class of our outstanding preferred stock, voting together, to elect two directors upon a dividend default), then the nomination or election of such directors will be governed by such requirements. Additionally, recommendations received from stockholders will be considered and are subject to the same criteria as are candidates nominated by the Nominating and Corporate Governance Committee.
Manner by which Stockholders May Recommend Director Nominees
The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders of the Company. All recommendations must be directed to William G. LaPerch, Chair of the Nominating and Corporate Governance Committee, care of Joshua A. Mills, Secretary, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, California 94111. Recommendations for director nominees to be considered at the 2017 Annual Meeting must be received in writing not later than 5:00 p.m., Pacific Time, on November 30, 2016 and not earlier than October 31, 2016. In the event that the date of the 2017 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the 2016 Annual Meeting, notice by the stockholder must be received not earlier than the 150th day prior to the date of the meeting and not later than 5:00 p.m., Pacific Time, on the later of the 120th day prior to the date of the meeting, as originally convened, or the 10th day following the date of the first public announcement of the meeting. Each stockholder recommending a person as a director candidate must provide the Company with the information specified in our Bylaws, as described under “Other Matters—Stockholder Proposals and Nominations” below. The recommending stockholder must also provide supplemental information that the Nominating and Corporate Governance Committee may request to determine whether the proposed nominee (i) is qualified to serve on the Audit Committee, (ii) meets the standards of an independent director and (iii) satisfies the standards for our directors set forth above in “—Qualifications of Director Nominees.” Further, the proposed nominee must make himself or herself reasonably available to be interviewed by the Nominating and Corporate Governance Committee. Please refer to “Other Matters—Stockholder Proposals and Nominations” below for further information. The Nominating and Corporate Governance Committee will consider all recommended director candidates submitted to it in accordance with these established procedures, though it will only recommend to the Board as potential nominees those candidates it believes are most qualified. However, the Nominating and Corporate Governance Committee will not consider any director candidate if the candidate’s candidacy or, if elected, Board membership, would violate controlling state law or federal law.
Board’s Role in Oversight of Risk
The Board has an active role in overseeing management of the Company’s risks, and the Company’s management regularly provides it with reports highlighting its assessments and recommendations. The Board regularly reviews information from members of senior management regarding the Company’s financial performance, balance sheet, credit profile and liquidity, as well as the risks associated with each. The Board also receives reports from members of management on areas of material risk to the Company, including operational, financial, legal, regulatory, cybersecurity and strategic risks. The Compensation Committee assesses and monitors risks relating to the Company’s executive officer and employee compensation policies and practices. The Audit Committee oversees management of financial reporting and internal controls risks. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of the Board and corporate governance.
Stockholder and Interested Party Communications with the Board
Stockholders and interested parties may send correspondence directed to the Board, care of Joshua A. Mills, Senior Vice President, General Counsel and Secretary, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, CA 94111. Mr. Mills will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. Mr. Mills will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. Mr. Mills will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication, as appropriate. Correspondence intended for our non-management and Independent Directors as a group should be addressed to the Company at the address above, Attention: Independent Directors.

ITEM 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 and has further directed that management submit the selection of KPMG LLP for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since the Company’s inception in 2004. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain KPMG LLP in the future. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of KPMG LLP as our independent registered public accounting firm.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFYING THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

PRINCIPAL STOCKHOLDERS
The following table sets forth, as of March 17, 2016, the beneficial ownership of shares of our Common Stock and shares of Common Stock into which units of limited partnership (“units”) in Digital Realty Trust, L.P., a Maryland limited partnership (our “operating partnership” or the “operating partnership”), of which we are the sole general partner, are exchangeable for (i) each person who is the beneficial owner of 5% or more of the outstanding Common Stock and units, (ii) directors, nominees and named executive officers and (iii) all directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our Common Stock and units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person holds shares of Common Stock as opposed to units is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is care of Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, CA 94111.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	Percent of All Shares(1)	Percent of All Shares and Units(2)
5% Stockholders:
The Vanguard Group, Inc.(3)	20,540,666	14.0%	13.8%
BlackRock, Inc.(4)	10,978,070	7.5%	7.4%
FMR LLC(5)	10,194,164	6.9%	6.8%
Vanguard Specialized Funds — Vanguard REIT Index Fund(6)	9,785,058	6.7%	6.6%
Named Executive Officers and Directors:
Dennis E. Singleton(7)	33,192	*	*
A. William Stein(8)	145,208	*	*
Laurence A. Chapman(9)	57,132	*	*
Kathleen Earley(10)	21,319	*	*
Kevin J. Kennedy(11)	5,906	*	*
William G. LaPerch(12)	7,937	*	*
Robert H. Zerbst(13)	10,192	*	*
Andrew P. Power(14)	3,899	*	*
Jarrett B. Appleby(15)	2,469	*	*
Scott E. Peterson(16)	46,474	*	*
Matthew J. Miszewski(17)	13,647	*	*
All directors and executive officers as a group (15 persons)	437,542	*	*

*	Less than 1%.

(1)
Based on 146,686,393 shares of our Common Stock outstanding as of March 17, 2016. The percentage of shares of our Common Stock beneficially owned by a person assumes that all the units held by such person that are vested or will vest within 60 days of March 17, 2016 are exchanged for shares of our Common Stock, that none of the vested units held by other persons are so exchanged, that all options for the purchase of shares of our Common Stock exercisable within 60 days of March 17, 2016 held by such person are exercised in full and that no options for the purchase of shares of our Common Stock held by other persons are exercised.

(2)
Based on 149,206,795 shares of our Common Stock and units, including vested long-term incentive units, outstanding as of March 17, 2016, comprising 146,686,393 shares of our Common Stock and 2,520,402 vested units. The percentage of shares of our Common Stock and units beneficially owned by a person assumes that all the units held by such person that are vested or will vest within 60 days of March 17, 2016 are exchanged for shares of our Common Stock, that none of the vested units held by other persons are so exchanged, that all options for the purchase of shares of our Common Stock exercisable within 60 days of March 17, 2016 held by such person are exercised in full and that no options for the purchase of shares of our Common Stock held by other persons are exercised.

(3)
Based solely on information contained in an amended Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 11, 2016. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355. The Vanguard Group, Inc. has sole voting power with respect to 343,240 shares, shared voting power with respect to 116,300 shares, sole dispositive power with respect to 20,270,691 shares and shared dispositive power with respect to 269,975 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 97,795 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 417,625 shares as a result of its serving as investment manager of Australian investment offerings.

(4)
Based solely on information contained in an amended Schedule 13G filed by BlackRock, Inc. with the SEC on February 10, 2016. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. has sole voting power with respect to 10,052,896 shares, sole dispositive power with respect to 10,978,070 shares and shared voting and shared dispositive powers with respect to zero shares.

(5)
Based solely on information contained in an amended Schedule 13G filed by FMR LLC and Abigail P. Johnson with the SEC on February 12, 2016. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR has sole voting and sole dispositive powers with respect to 10,194,164 shares and shared voting and shared dispositive powers with respect to zero shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(6)
Based solely on information contained in an amended Schedule 13G filed by Vanguard Specialized Funds—Vanguard REIT Index Fund with the SEC on February 9, 2016. The address of Vanguard Specialized Funds—Vanguard REIT Index Fund is 100 Vanguard Boulevard, Malvern, PA 19355. Vanguard Specialized Funds—Vanguard REIT Index Fund has sole voting power with respect to 9,785,058 shares, sole dispositive power with respect to zero shares, and shared voting and shared dispositive powers with respect to zero shares.

(7)	Includes 22,408 long-term incentive units.

(8)	Includes 129,191 long-term incentive units and 16,017 shares of our Common Stock held in the A. William Stein Revocable Living Trust U/A DTD 02/20/08, of which Mr. Stein is trustee.

(9)
Includes 1,932 long-term incentive units. Includes 2,400 shares of our Common Stock held by members of Mr. Chapman’s immediate family over which Mr. Chapman may be deemed to share voting and investment power; Mr. Chapman disclaims beneficial ownership over such shares except to the extent of his pecuniary interest therein.

(10)
Includes 4,229 long-term incentive units. Includes 250 shares of our Common Stock held by a member of Ms. Earley’s immediate family over which Ms. Earley may be deemed to share voting and investment power; Ms. Earley disclaims beneficial ownership over such shares except to the extent of her pecuniary interest therein. Ms. Earley also beneficially owns (i) 2,000 shares of the Company’s 7.00% Series E Cumulative Redeemable Preferred Stock (the "series E preferred stock"), which constitute less than 1% of the11,500,000 shares of series E preferred stock currently outstanding and (ii) 1,000 shares of the Company’s 5.875% Series G Cumulative Redeemable Preferred Stock (the "series G preferred stock"), which constitute less than 1% of the 10,000,000 shares of series G preferred stock currently outstanding.

(11)	Includes 5,906 long-term incentive units.

(12)	Includes 5,906 long-term incentive units

(13)	Includes 10,192 long-term incentive units.

(14)	Includes 3,899 long-term incentive units.

(15)	Includes 2,469 long-term incentive units.

(16)	Includes 46,474 long-term incentive units.

(17)	Includes 13,647 long-term incentive units.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, which consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, as determined under the rules of the SEC, for fiscal year 2015. The following table identifies our named executive officers and their positions in 2015.

Name	Position
A. William Stein	Chief Executive Officer and Former Chief Financial Officer
Andrew P. Power	Chief Financial Officer
Jarrett B. Appleby	Chief Operating Officer
Scott E. Peterson	Chief Investment Officer
Matthew J. Miszewski	Senior Vice President, Global Sales and Marketing
Messrs. Power and Appleby commenced employment with us in May 2015 and April 2015, respectively. Mr. Stein served as our Chief Financial Officer through May 1, 2015, when Mr. Power commenced employment as our Chief Financial Officer.
Executive Summary
The objective of our executive compensation program is to attract, retain and motivate experienced and talented executives who can help maximize stockholder value. We believe that a significant portion of the compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis.
The total compensation opportunity for each of our named executive officers, including targets for performance-based compensation, was set by the Compensation Committee in late 2014 and early 2015 (except for Messrs. Power and Appleby, whose total compensation opportunities, including performance-based compensation targets, were each set upon their commencement of employment with the Company). The Compensation Committee utilized the services of FPL Associates L.P. (“FPL”) for this compensation review, which included reviewing compensation information of our peer group.
Our Compensation Committee previously implemented a long-term incentive program aimed to more closely align the interests between our senior management, including our named executive officers, and our stockholders, which we continued during 2015. A summary of our long-term equity incentive plan for 2015 is set forth below:

Feature	Long-term equity incentive plan
Award Composition:	100% performance-based
Performance Period:	Three years
Performance Criteria:	Total stockholder return over the performance period measured relative to the MSCI US REIT Index (RMS)
Vesting based on satisfaction of performance condition:	Less than threshold: 0% At threshold: 25% At target: 50% At maximum: 100%
Time vesting of equity awards that performance vest:	50% following the end of the three-year performance period and 50% in the following year

Our long-term incentive plan is illustrated below:
Pay for Performance
Pay for performance is an important component of our compensation philosophy. Consistent with this focus, our compensation program includes annual incentive bonuses and long-term equity incentive compensation.
Under our annual incentive bonus program, we measure each named executive officer’s performance based on financial, operational and organizational development goals. In 2015, the financial and operational goals included funds from operations (“FFO”) targets, financing objectives, investment management targets, leasing objectives and operations objectives. The organizational development goals included delivering appropriate resources and support to strategic initiatives, supporting the senior management team’s development activities, training and development of employees, and team organization and reorganization.
We also provide long-term equity incentive awards that are subject to both time-based and performance-based vesting conditions. For performance-based long-term equity incentive awards granted in 2015, the performance-based vesting condition was based on our total stockholder return during the three-year performance period commencing in January 2015, relative to the total stockholder return of the MSCI US REIT Index (RMS) during the applicable performance period. In 2015, the Company’s total return to stockholders was over 20%, and outperformed the RMS by 17.6%:

During the past several years, the Company has been focused on growing our operations internally and through strategic acquisitions as well as through improved leasing, asset management and marketing activities, improving our balance sheet, strategically accessing the capital markets and focusing on our organizational development. More recently, the Company has focused on its product strategy, investing in strategic initiatives to complement its existing portfolio in order to attract a wider base of customers, and organizational structuring to support these new strategies and initiatives as well as the continued growth of the Company. Accomplishments in the year ended December 31, 2015 include, among other things, the following:

Acquisition	Funds From Operations
telx $1.86B	$4.86 per share

Capital Raised	2015 Total Stockholder Return
>$2.0 billion	>20%

•
Reported FFO of $4.86 per diluted share and unit for the year ended December 31, 2015. (A reconciliation of FFO to net income is included on page 86 of our Annual Report on Form 10-K for the year ended December 31, 2015.)

•
On October 9, 2015, completed the acquisition of Telx Holdings, Inc., or the Telx Acquisition, enhancing our presence in top-tier locations throughout the U.S., and providing us a leading colocation and interconnection platform and a premium connectivity infrastructure.

•	Completed an offering of our 6.350% Series I Cumulative Redeemable Preferred Stock for gross proceeds of $250 million.

•	Completed a green bond offering of $500 million aggregate principal amount of our operating partnership’s 3.950% Notes due 2022.

•	Completed a forward equity offering of 10,500,000 shares of our Common Stock.

•
Completed an offering of $500 million aggregate principal amount of our operating partnership’s 3.400% Notes due 2020 and $450 million aggregate principal amount of our operating partnership’s 4.750% Notes due 2025.

•	Completed acquisitions of real estate properties totaling $95.2 million.

•
During the year ended December 31, 2015, signed new leases totaling approximately 0.8 million square feet, which represent approximately $127.0 million in annualized GAAP rent, and renewal leases totaling approximately 1.4 million square feet of space.

•
Increased the annual dividend on our Common Stock by 2.4% in 2015 from 2014, representing the 13th dividend increase, and a compound annual growth rate of 13%, since our first full quarter of operations following our IPO.

In 2015, we achieved the maximum level of our FFO goal, which we also achieved in 2014. Consistent with our compensation philosophy to pay for performance, because the maximum level of our FFO goal was achieved in 2015 and 2014, the 2015 and 2014 performance-based annual incentive cash bonuses for our named executive officers were higher than the bonuses for 2013, when our 2013 FFO maximum goal was not achieved. Annual incentive bonuses earned by our named executive officers in 2015 ranged from 127% to 219% of their respective target bonuses.
Stockholder Interest Alignment
We believe that our equity award program further enhances long-term stockholder value and encourages long-term performance by providing a strong alignment of interests between our named executive officers and our stockholders. Therefore, equity is a key component of our executive compensation program, with equity awards ranging between 53% and 71% of our named executive officers’ compensation opportunity in 2015. All equity awards granted to our named executive officers in 2015 were in the form of long-term incentive units. These awards put significant value at risk for our named executive officers and are effective as an ownership and retention tool.

Good Governance
In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our stockholders, we have separated the roles of Chief Executive Officer (currently Mr. Stein) and Chairman of the Board (currently Mr. Singleton). Additionally, the Compensation Committee retained FPL, an independent compensation consultant, to assist the Compensation Committee, among other things, in conducting and presenting the annual review of the total compensation packages for our executive officers. FPL was initially selected as the Compensation Committee’s compensation consultant in 2013 in part for its extensive experience in the REIT industry. The Compensation Committee assessed the independence of FPL pursuant to the rules prescribed by the SEC and the NYSE and concluded that no conflict of interest existed in 2015 that would prevent FPL from serving as an independent consultant to the Compensation Committee. In addition, the Compensation Committee considered the independence of outside legal counsel that provides advice to the Compensation Committee, consistent with the rules prescribed by the SEC and the NYSE, and determined that such adviser is independent.
The Compensation Committee consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities. Our compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives tied to our performance through association with multiple performance metrics. We have chosen the selected metrics to align employee compensation, including compensation for the named executive officers, to our business strategy. The following are a few key 2015 actions and decisions with respect to our compensation program:

•
As in past years, the named executive officers were eligible to earn cash incentive compensation based upon achievement of specific financial, operational and organizational objectives for 2015, as approved by the Compensation Committee, that are designed to challenge the named executive officers to high performance.

•	A significant portion of our named executive officers’ total cash compensation remains dependent on Company, business group and individual performance.

•	The Compensation Committee determines annual base salaries after reviewing salary survey data of, and the Company’s historical performance relative to, its peer group.

•
Our compensation programs encourage employees to build and maintain an ownership interest in the Company. In addition to performance-based vesting, 2015 equity awards granted to our named executive officers are subject to time-based vesting following the end of the applicable three-year performance period.

•
In 2015, FPL was retained directly by and reported to the Compensation Committee.  FPL did not have any prior relationship with any of our named executive officers. FPL provided certain additional executive recruitment services for us in 2015.

•
Base salaries represented 9% to 18% and performance-based equity compensation represented 53% to 71% of the total compensation opportunity for our named executive officers reflecting our philosophy of paying for performance and aligning the interests of our named executive officers with stockholders’ interests.

•
Based on the recommendations of management, a review of the Company’s business plan and strategic objectives and the analysis provided by FPL, the Compensation Committee established financial and operational goals and organizational development goals for each named executive officer for 2015.

Overview of Our Executive Compensation Program
Objectives of Our Executive Compensation Program
The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our executive officers. The objective of our executive compensation program is to attract, retain and motivate experienced and talented executives who can help maximize stockholder value. We believe that a significant portion of the compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis. In order to achieve this objective, in addition to annual base salaries, our executive compensation program uses a combination of annual cash bonus incentives and long-term incentives through equity-based compensation. We use equity-based awards as long-term incentives because ownership of equity in the Company aligns the interests of the executives with long-term creation of stockholder value and we view our company-wide performance and growth as the relevant long-term metric for our equity-based awards, while our annual cash awards are targeted to reward the attainment of narrower, short-term performance objectives. The program is intended to encourage high performance, promote accountability and ensure that the interests of the executives are aligned with the interests of our stockholders by linking a significant portion of executive compensation directly to achievement of corporate goals and increases in stockholder value. We seek to provide total compensation to our executive officers that is competitive with the total compensation paid by comparable REITs and other real estate companies in our peer group, as discussed in more detail below.
The following are our principal objectives in establishing compensation for executive officers:

•	Attract and retain individuals with superior ability, managerial talent and leadership capability;

•	Ensure that executive officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	Incentivize management to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•
Enhance the officers’ incentive to increase our stock price and maximize stockholder value, as well as promote retention of key executives, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in our Company through equity awards, including awards of long-term incentive units in our operating partnership which are redeemable for shares of our Common Stock.

Elements of Compensation
The major elements of compensation for our named executive officers are (1) a base salary, intended to provide a stable annual income for each executive officer at a level consistent with such officer’s individual contributions to the Company, (2) annual cash performance bonuses, intended to link each executive officer’s compensation to the Company’s performance and to such officer’s individual performance, and (3) long-term compensation, which includes grants of long-term incentive units in our operating partnership intended to encourage actions to maximize stockholder value. Each of these elements is discussed in more detail below.
The following charts illustrate the allocation of the major elements of compensation for our named executive officers for 2015:

The percentages reflect the amounts of 2015 base salary and target annual cash performance bonus and the aggregate grant date fair values of long-term incentive units granted in 2015.
Our named executive officers are also entitled to full vesting of all equity awards (other than certain performance-based vesting equity awards that have not met their performance-based vesting requirement) upon a change in control of the Company and to severance payments and benefits upon certain qualifying terminations of employment (including in connection with a change in control). We provide these benefits to our named executive officers in order to give them the personal security and stability necessary for them to focus on the performance of their duties and responsibilities to us and to encourage retention through a potential change in control. These items are described below under “Executive Compensation—Potential Payments upon Termination or Change in Control.”

We believe that each of these elements plays an important role in our overall executive compensation program and together serve to achieve our compensation objectives. The Compensation Committee allocates total compensation between the cash and equity components based on review of the practices of our peer group and the performance of the executive and the Company, while considering the balance among providing stability, short-term incentives and long-term incentives to align the interests of management with our stockholders. In 2015, the percentage of salary and annual cash bonus paid to total compensation ranged from 27% to 43% for our named executive officers, and is set forth for each named executive officer in the following table.

A. William Stein	41%
Andrew P. Power	28%
Jarrett B. Appleby	27%
Scott E. Peterson	43%
Matthew J. Miszewski	42%
The lower percentages shown above for Messrs. Power and Appleby reflect the fact that they commenced employment with the Company in May 2015 and April 2015, respectively, and did not receive payment of their respective salaries for a full year, as well as the one-time new-hire equity awards granted to Messrs. Power and Appleby, which constituted a larger percentage of their respective annual compensation than annual equity awards granted to the other named executive officers.

Determination of Compensation Awards
The Compensation Committee annually reviews and determines the total compensation to be paid to our named executive officers. Our management, after reviewing competitive market data and advice from a compensation consultant engaged by the Compensation Committee, makes recommendations regarding the compensation packages for our officers. The Compensation Committee in its review of these recommendations and in establishing the total compensation for each of our named executive officers considers several factors, including each executive’s roles and responsibilities, each executive’s performance, any significant accomplishments of the executive, our Company’s financial and operational targets and performance, and competitive market data applicable to each executive’s position and functional responsibilities.
Competitive Market Data and Compensation Consultant
In November 2015 and February 2016, the Compensation Committee reviewed the salary, bonus and equity compensation paid to our named executive officers and directors. In conducting this review, the Compensation Committee retained the services of FPL as the Compensation Committee’s independent compensation consultant.
For its consulting services, FPL was instructed to review the Company’s existing compensation program, provide current data with regard to industry trends, provide information regarding long-term compensation plans, identify and provide commentary on a peer group and provide cash and equity incentive award information for the peer group and assess and review the long-term incentive program.
Peer Group Review
The Compensation Committee reviews total cash and long-term compensation levels against those of our peer group companies in order to ensure executive compensation is set at levels that will attract and motivate qualified executives while rewarding performance based on corporate objectives. The Compensation Committee determines annual base salaries after reviewing salary survey and other publicly available data of, and the Company’s historical performance relative to, its peer group. The Compensation Committee sets compensation levels for each executive officer on the basis of several factors, including the executive officer’s level of experience, tenure with the Company, competitive market data applicable to the executive officer’s positions and functional responsibilities, promoting retention, the performance of the executive officer and our Company’s annual and long-term performance.

The peer group used to review 2015 base salaries, bonus targets and long-term equity awards consisted of the following eighteen companies, which also comprised our 2014 peer group:

Alexandria Real Estate Equities, Inc.	Equinix, Inc.	KIMCO Realty Corporation

AvalonBay Communities, Inc.	Equity Residential	Liberty Property Trust

BioMed Realty Trust, Inc.	Essex Property Trust, Inc.	Mack-Cali Realty Corporation

Boston Properties, Inc.	Federal Realty Investment Trust	Prologis, Inc.

Douglas Emmett, Inc.	HCP, Inc.	SL Green Realty Corp.

Duke Realty Corporation	Health Care REIT, Inc.	Ventas, Inc.
In November 2015, the Compensation Committee and management, with advice from FPL, reviewed our peer group taking into consideration the changes to our business and size after completion of the Telx Acquisition. Based on this review, the following seventeen companies were selected as our new peer group:

Alexandria Real Estate Equities, Inc.	Equinix, Inc.	Prologis, Inc.

AvalonBay Communities, Inc.	Equity Residential	SL Green Realty Corp.

Boston Properties, Inc.	Federal Realty Investment Trust	Ventas, Inc.

Brixmor Property Group Inc.	HCP, Inc.	Vornado Realty Trust

Douglas Emmett, Inc.	Kimco Realty Corporation	W.P. Carey Inc.

Duke Realty Corporation	Macerich Company
Annual Performance Reviews
To aid the Compensation Committee in setting base salaries, cash incentive targets and long-term equity awards, management provides recommendations annually to the Compensation Committee regarding the compensation of all named executive officers. The Compensation Committee, with input from the Board, annually reviews the performance of our Chief Executive Officer, and our Chief Executive Officer reviews the performance of the remaining named executive officers. All of these reviews are presented to the Compensation Committee to provide input about their contributions to our success for the period being assessed.
Description of Individual Elements of Compensation
During the year ended December 31, 2015, compensation for our named executive officers was composed of base salary, annual performance-based cash bonuses and equity compensation awards. The Compensation Committee approved the following compensation for each of our named executive officers for 2015, which consists of base salary, annual cash incentive bonus and the grant date fair value of long-term incentive units:

Named Executive Officer	2015 Total Compensation	2014 Total Compensation	% Increase / (Decrease)
A. William Stein	$5,249,989	$5,621,795	(7)%
Andrew P. Power	3,200,989	N/A	N/A
Jarrett B. Appleby	2,757,857	N/A	N/A
Scott E. Peterson	2,734,678	3,264,672	(16)%
Matthew J. Miszewski	1,783,871	2,185,843	(18)%

The 2015 total compensation for each of Messrs. Stein, Peterson and Miszewski is lower than their respective 2014 total compensation due to a one-time transition grant of long-term incentive units made in 2014 intended to cover the gap period in moving from an annual long-term incentive program to a multi-year long-term incentive program. For Messrs. Power and Appleby, the table above reflects 2015 total compensation only as they commenced employment with us during 2015.
Annual Base Salary
We provide named executive officers and other employees with base salaries to compensate them for services rendered each year. Base salaries comprise the stable part of the compensation program and are reviewed on an annual basis to remain competitive with our peers. This compensation element is necessary to provide the financial certainty that our executives seek when they are considering whether to join or remain with our Company. The base salaries for each of the named executive officers for 2015 were determined based in part on the analysis by FPL of the compensation practices of companies in our peer group. The Compensation Committee also considered the Company’s historical performance relative to its peer group as well as the performance of each of our named executive officers and their contributions to our overall success. Based on its review, the Compensation Committee increased the salaries of Messrs. Peterson and Miszewski for 2015. Mr. Stein’s salary as Chief Executive Officer was first set in November 2014 and was not increased by the Compensation Committee for 2015. The base salaries for Messrs. Power and Appleby were determined during arm’s length negotiations between the executives and the Company at the time the executives entered into employment agreements with us in April 2015. The 2015 salaries for all of our named executive officers are set forth below under the heading “Executive Compensation—Summary Compensation Table.” The following table sets forth the 2015 annual base salary rates, and, other than for Messrs. Power and Appleby, the 2014 annual base salary rates and 2015 percentage increase in base salary for each named executive officer:

Named Executive Officer	2015 Salary	2014 Salary	% Increase
A. William Stein	$750,000	$750,000	0%
Andrew P. Power	425,000	N/A	N/A
Jarrett B. Appleby	425,000	N/A	N/A
Scott E. Peterson	525,171	462,171	14%
Matthew J. Miszewski	350,000	283,250	24%
Annual Incentive Compensation
Our annual incentive bonus program is structured to reward named executive officers based on our performance and the individual executive’s contribution to that performance. Annual incentive bonuses are paid in cash in the following year if and to the extent performance objectives established by the Compensation Committee at the beginning of the applicable year are achieved. The Compensation Committee believes that the payment of the annual incentive bonus in cash provides the incentive necessary to retain executive officers and reward them for short-term Company performance.
Each named executive officer’s annual incentive bonus opportunity for 2015 was established by our Compensation Committee and is described in the “Executive Compensation—Grants of Plan-Based Awards” table. Each named executive officer’s bonus opportunity provides for target and maximum bonus amounts, expressed as a percentage of base salary. In setting these amounts, our Compensation Committee considers, among other factors, each executive’s roles and responsibilities within our Company, the total compensation package associated with that position and competitive market data applicable to that position.
For 2015, the target and maximum bonus amounts, expressed as a percentage of annual base salary, were as follows:

Named Executive Officer	Target	Maximum
A. William Stein	150%	200%
Andrew P. Power	100%	150%
Jarrett B. Appleby	100%	150%
Scott E. Peterson	100%	150%
Matthew J. Miszewski	100%	150%

In connection with his appointment as Chief Executive Officer, the target and maximum bonus amounts for Mr. Stein increased from 100% of base salary (target) and 150% of base salary (maximum) in 2014 to 150% of base salary (target) and 200% of base salary (maximum) in 2015. In connection with their new employment agreements with us entered into in November 2015, the maximum bonus amount for Mr. Peterson increased from 120% of base salary in 2014 to 150% of base salary in 2015, and the target and maximum bonus amounts for Mr. Miszewski increased from 75% of $150,000 (target) and 115% of $150,000 (maximum) in 2014 to 100% of base salary (target) and 150% of base salary (maximum) in 2015. The target and maximum bonuses for Messrs. Power and Appleby were established during arm’s length negotiations between the executives and the Company at the time the executives entered into employment agreements with us in April 2015. The target and maximum bonus payout percentages for each of the named executive officers, and the differences in such percentages among the named executive officers, were also determined by reference to competitive market data and practices as well as consideration of each named executive officer’s performance, role and responsibilities at our Company.
For 2015, based on the recommendations of management and a review of the Company’s business plan, the Compensation Committee established financial and operational goals and organizational development goals for each named executive officer. The financial and operational goals included FFO targets, financing objectives, acquisitions and investments targets, leasing objectives and operations objectives. The organizational development goals included delivering appropriate resources and support to strategic initiatives, supporting the senior management team’s development activities, training and development of employees, and team organization and reorganization.
FFO is used by industry analysts and investors as a supplemental performance measure of a real estate investment trust, or REIT. FFO represents net income (loss) available to common stockholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. In excluding real estate related depreciation and amortization and gains and losses from property dispositions, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. For purposes of determining 2015 bonuses, the Compensation Committee determined it was appropriate to use 2015 core FFO per diluted share and unit, which is FFO adjusted to exclude certain items that do not represent core revenue streams or expenses. The Compensation Committee determined that in 2015 core FFO was more indicative of the Company’s performance and gave a more accurate picture of the Company’s annual performance. Core FFO for the year ended December 31, 2015 included approximately $3.1 million of significant transaction expenses, $6.1 million in severance-related accrual, equity acceleration and legal expenses, $3.9 million in bridge facility fees and $75.3 million of other non-core expense adjustments, which consists of approximately $60.9 million in write offs of straight-line expense receivables related to Telx and approximately $14.4 million in gain on settlement of pre-existing tenant relationships with Telx.
For purposes of our 2015 annual bonus program, the target and maximum levels of 2015 core FFO established by the Compensation Committee were $5.00 and $5.10 per diluted share and unit, respectively. Our initial core FFO guidance range for 2015 was $5.00 to $5.10 per diluted share and unit. The target and maximum amounts were set by the Compensation Committee based on a number of factors, including expectations surrounding acquisitions and leasing assumptions, financing assumptions, earnings growth, general economic conditions, real estate and technology fundamentals and other specific circumstances facing the Company. For the purpose of determining bonuses, the Compensation Committee may adjust FFO to exclude profits, losses or expenses which the Compensation Committee determines to be not indicative of the Company’s performance to give a more accurate picture of the Company’s annual performance. For purposes of determining 2015 bonuses, the Compensation Committee determined it was appropriate to use the core FFO achieved by the Company in 2015, which was $5.26 per diluted share and unit.
The financing objectives for 2015 included many factors, including goals related to maintaining current investment grade ratings and maintaining access to the investment grade bond market, improving our FFO, ensuring adequate liquidity to meet our business requirements, achieving low cost of capital and obtaining debt or equity financing appropriate for business requirements. The investment management targets for 2015 included increasing our return on invested capital, maximizing our risk-adjusted returns on new capital deployments, subject to market conditions, and establishing a consistent analytical framework for all investment and capital allocation decisions. The leasing objective was based on achieving certain leasing targets in 2015, including related to incremental revenue, new leases and lease renewals. The operational objectives for 2015 included achieving cost efficiencies and savings and the successful integration of acquired operating companies. The organizational development goals for 2015 included delivering appropriate resources and support to strategic initiatives, identifying new strategic plans, identifying and hiring certain new key executives, supporting the senior management team’s development activities and building and aligning the new leadership team.
The specific financial and operational goals and organizational development goals for each named executive officer were established by the Compensation Committee based on the named executive officer’s areas of responsibility, as follows:

Named Executive Officer	Financial and Operational Goals	Organizational and Development Goals
A. William Stein	80%	20%
Andrew P. Power	80%	20%
Jarrett B. Appleby	80%	20%
Scott E. Peterson	80%	20%
Matthew J. Miszewski	85%	15%
The Compensation Committee, based in part on the recommendations of management, determined each named executive officer’s bonus based on the achievement of the established goals. For 2015, the Compensation Committee determined that the Company had exceeded the 2015 FFO maximum level established by the Compensation Committee and determined that with respect to the other financial and operational goals and organizational development goals, management had achieved certain objectives slightly below or at target and exceeded other objectives in 2015. Consistent with our compensation philosophy to pay for performance, because the maximum level of our 2015 FFO goal was achieved, the 2015 performance-based annual incentive cash bonuses for our named executive officers represented 127% to 219% of their respective target bonuses. The following table sets forth the 2015 bonus paid, the 2015 bonus paid as a percentage of the base salary actually paid to each named executive officer during 2015, the 2015 bonus paid as a percentage of the target bonus amount for each named executive officer and the 2015 bonus paid as a percentage of the 2014 bonus paid to each named executive officer (other than Messrs. Power and Appleby, who commenced employment with us during 2015):

Named Executive Officer	2015 Bonus	Percentage of Eligible 2015 Base Salary	Percentage of 2015 Target Bonus	Percentage of 2014 Bonus
A. William Stein	$1,500,000	200%	133%	150%
Andrew P. Power	620,500	219%	219%	N/A
Jarrett B. Appleby	450,000	151%	151%	N/A
Scott E. Peterson	720,000	140%	140%	102%
Matthew J. Miszewski	445,000	127%	127%	188%

Equity Incentive Compensation
We have historically granted to our executive officers long term incentive units in our operating partnership under our 2014 Plan. We believe that a significant portion of the compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis. The Compensation Committee believes that, while our annual bonus program provides awards for positive short-term performance, equity participation creates a vital long-term partnership between executive officers and stockholders. The program is intended to encourage high performance, promote accountability and ensure that the interests of the executives are aligned with the interests of our stockholders by linking a significant portion of executive compensation directly to increases in stockholder value.
The Compensation Committee allocates annual incentive compensation between the cash components and equity compensation based on a review of the practices of our peer group and competitive market data, while considering the balance among providing short-term incentives and long-term incentives to align the interests of management with our stockholders. The Compensation Committee did not utilize a formulaic approach in allocating the cash and equity-based portions of incentive compensation.
2015 Long-Term Incentive Unit Awards
The Compensation Committee believes that long-term incentive units are an effective incentive to retain our executive officers and increase their performance and closely align the interests of our executive officers with the long-term interests of our stockholders. Long-term incentive units may be issued to eligible participants for the performance of services to or for the benefit of our operating partnership. Long-term incentive units (other than Class C Units and Class D Units that are not performance vested Class D Units in our operating partnership), whether vested or not, receive the same quarterly per-unit distributions as common units in our operating partnership, which equal the per-share distributions on our Common Stock.

Class D Units that are not performance vested Class D Units generally receive quarterly per-unit distributions equal to ten percent of the distributions made with respect to an equivalent number of common units in our operating partnership.
Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of our operating partnership at any time, and thereafter enjoy all the rights of common units of our operating partnership, including redemption rights.
In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. (The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the operating partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit).
A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the operating partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the operating partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the operating partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of our operating partnership prior to the allocation of gain to the Company or other limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the operating partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.
The term “hypothetical sale” refers to circumstances that are not actual sales of the operating partnership’s assets but that require certain adjustments to the value of the operating partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the operating partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the operating partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the operating partnership, the acquisition of an additional interest in the operating partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the operating partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the operating partnership, in connection with the grant of an interest in the operating partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the operating partnership (including the grant of a long-term incentive unit), the issuance of a non-compensatory option to acquire an interest in the operating partnership, the acquisition of an interest in the operating partnership upon the exercise of a non-compensatory option to acquire such an interest, and at such other times as may be desirable or required to comply with the Treasury Regulations.
The Compensation Committee approves awards of long-term incentive units on the basis of several factors, including the executive officer’s total compensation package, the executive officer’s roles and responsibilities within our Company, the executive officer’s performance, any significant accomplishments of the executive officer, our Company’s financial and operating performance and competitive market data applicable to each executive officer’s position and functional responsibilities.

2015 Annual Equity Awards

In 2015, the Compensation Committee granted awards of performance-based Class D Units in our operating partnership to each of our named executive officers. In addition, in connection with their commencement of employment with us in May 2015 and April 2015, respectively, the Compensation Committee granted awards of time-based long-term incentive units in our operating partnership to each of Messrs. Power and Appleby. Our named executive officers’ 2015 equity awards are set forth below in the “Executive Compensation—Grants of Plan-Based Awards” table.

The Class D Units awarded in 2015 are subject to performance-based vesting on a multi-year performance period, subject to the executive’s continued service. Based on the recommendations of management and FPL and a review of the Company’s business plan, the vesting of the performance-based Class D Units is based on our total stockholder return over a period of three years commencing in January 2015 or, if earlier, ending on the date on which a change in control of the Company occurs (the "Performance Period"), measured relative to the MSCI US REIT Index (RMS) over the performance period (the “Performance Condition”). The terms of the performance-based Class D Units granted in 2015 are described in more detail below.
Class D Units
A portion of each award of Class D Units is designated as a number of “base units” with respect to which performance vesting is measured based on the difference between the Company’s total stockholder return (TSR) percentage and the TSR percentage of the MSCI US REIT Index (the “MSCI Index Relative Performance”). In the event that the MSCI Index Relative Performance during the Performance Period is achieved at the “threshold,” “target” or “high” level as set forth below, the award will become performance-vested with respect to the percentage of base units set forth below:

	Threshold	Target	High
MSCI Index Relative Performance	-300 bps	+100 bps	+500 bps
Performance Vesting Percentage	25%	50%	100%
If the MSCI Index Relative Performance falls between the levels specified above, the percentage of base units that will performance vest will be determined using straight-line linear interpolation between such levels.
An additional number of Class D Units subject to the award (the “distribution equivalent units”) having a value equal to the dividends that would have been paid during the Performance Period on the shares of our Common Stock corresponding to the base units that become performance vested (less any actual distributions made with respect to such units) will vest in full as of the completion of the Performance Period. For purposes of calculating the number of distribution equivalent units, the dividend amount will be adjusted (plus or minus) to reflect the gain or loss on such amount had the dividends been reinvested in shares of our Common Stock on the applicable payment date.

Following the completion of the Performance Period, the plan administrator will determine the number of base units that have become performance-vested and the number of distribution equivalent units. The number of Class D Units that constitute distribution equivalent units plus the number of performance-vested base units are collectively referred to as the “Performance Vested Units.”
Following the completion of the Performance Period, the performance-vested base units will satisfy the award’s time vesting condition and become fully vested as follows, subject to the executive’s continued service through each applicable vesting date: 50% on February 27, 2018 and 50% on February 27, 2019. Distribution equivalent units will vest in full as of the completion of the Performance Period and will not be subject to additional time vesting requirements.
In the event of a change in control of the Company, all outstanding Performance Vested Units (including any Class D Units that become Performance Vested Units in connection with the change in control) will vest in full as of the date of the change in control, subject to the executive’s continued service until immediately prior to the change in control.
Except as otherwise described below, any Class D Units that have not fully vested as of the date on which an executive’s service terminates for any reason will be cancelled and forfeited by the executive.
If an executive’s service terminates due to death or disability prior to the completion of the Performance Period, the Class D Units will remain outstanding and eligible to become Performance Vested Units in accordance with the performance vesting schedule described above, and any Class D Units that become Performance Vested Units will be fully vested as of the completion of the Performance Period. Any Class D Units that do not become fully vested will be cancelled and forfeited upon the completion of the Performance Period.

If an executive’s service is terminated by the Company or an affiliate thereof other than for cause, by the executive for good reason, or due to the executive’s retirement (each such term as defined in the applicable award agreement), in any case, prior to the completion of the Performance Period, the Class D Units will remain outstanding and eligible to become Performance Vested Units in accordance with the performance vesting schedule described above, and the number of such units that vest in full upon the completion of the Performance Period will be determined on a pro rata basis, based on the number of days that the executive was employed during the Performance Period. Any Class D Units that do not become fully vested will be cancelled and forfeited upon the completion of the Performance Period.

If an executive’s service is terminated due to the executive’s death or disability, by the Company or an affiliate thereof other than for cause, by the executive for good reason or due to the executive’s retirement, in any case, following the completion of the Performance Period, any Performance Vested Units that remain subject to time-based vesting will vest in full upon such termination.

Time-Based Long-Term Incentive Units
The time-based long-term incentive units granted to Messrs. Power and Appleby will vest, subject to the executive’s continued service through each applicable vesting date, 25% per year over four years.
In the event of a change in control of the Company, all outstanding long-term incentive units will vest in full as of the date of the change in control, subject to the executive’s continued service until immediately prior to the change in control.
If an executive’s service terminates due to death or disability, the long-term incentive units will vest in full upon such termination. Upon an executive’s termination of service for any other reason, any then-unvested long-term incentive units will automatically be cancelled and forfeited by the executive.
2016 One-Time Transaction Equity Award

In February 2016, in recognition of the successful closing of the Telx Acquisition in 2015, the Compensation Committee approved awards of time-based long-term incentive units to Messrs. Stein, Power and Peterson in lieu of additional cash bonuses. The time-based long-term incentive units vest in installments of 25% per year over a four year period, subject to the applicable executive’s continued services through the applicable vesting date. The number of units subject to the time-based long-term incentive unit awards is set forth below.

Named Executive Officer	Units (#)
A. William Stein	6,219
Andrew P. Power	2,488
Scott E. Peterson	2,488
Severance and Change in Control Benefits—Employment Agreements
We have entered into employment agreements with our named executive officers to help provide stability and security and encourage them to remain with us. These employment agreements include severance and change in control benefits, among other things. The terms of these severance and change in control arrangements are described below in more detail under the caption “Executive Compensation—Potential Payments upon Termination or Change in Control.” We provide these benefits to our named executive officers in order to give them the personal security and stability necessary for them to focus on the performance of their duties and responsibilities to us and to encourage retention through a potential change in control.
Perquisites
We generally provide our named executive officers with perquisites and other personal benefits that apply uniformly to all of our employees. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. In 2015, we provided the named executive officers with basic life insurance, medical, dental, vision and disability insurance benefits, for which our named executive officers were charged the same rates as all other employees, 401(k) matching funds, health savings account employer contributions and parking, as applicable. Other than these standard benefits, we do not provide any other perquisites.

2015 Advisory Vote on the Compensation of Named Executive Officers
In May 2015, we provided stockholders a non-binding, advisory vote to approve the compensation of our named executive officers (the say-on-pay proposal). At our 2015 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers, with 95% of the votes cast in favor of the say-on-pay proposal. In evaluating our executive compensation program, the Compensation Committee considered the results of the say-on-pay proposal and numerous other factors as discussed in this Compensation Discussion and Analysis. The Compensation Committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.
Tax and Accounting Considerations
Internal Revenue Code Section 162(m)
When reviewing compensation matters, the Compensation Committee considers the anticipated tax consequences to us (and, when relevant, to our executives) of the various payments under our compensation programs. Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to certain executive officers other than compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided that we distribute to our stockholders at least 100% of our taxable income each year. As a result, we do not expect that the payment of compensation that does not satisfy the requirements of Section 162(m) of the Code will have a material adverse federal income tax consequence to us, provided we continue to distribute at least 100% of our taxable income each year. Consequently, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under Section 162(m) of the Code. In appropriate circumstances, the Compensation Committee may implement programs that recognize a full range of performance criteria important to our success and to ensure that our executive officers are compensated in a manner consistent with our best interests and those of our stockholders, even where the compensation paid under such programs may not be deductible under Section 162(m) of the Code.
ASC Topic 718
Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report*
The Compensation Committee of the Board of Directors (the “Board”) of Digital Realty Trust, Inc., a Maryland corporation (the “Company”), has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth in the Company’s Proxy Statement with management. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Robert H. Zerbst, Chair Laurence A. Chapman Kevin J. Kennedy William G. LaPerch
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2015, Messrs. Zerbst, Chapman, Kennedy and LaPerch and Mses. Earley and Ernst served as members of our Compensation Committee. None of the members of our Compensation Committee is currently, or has been, an officer or employee of our Company. No interlocking relationships exist or in the last completed fiscal year have existed.

*
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Executive Compensation
Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of the named executive officers for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($) (5)	Total ($)(6)
A. William Stein,	2015	$750,000	$ —	$2,999,989	$ —	$1,500,000	$ 179,941(7)	$5,429,930
Chief Executive Officer	2014	527,135	—	4,094,660	—	1,000,000	287,354	5,909,149
	2013	482,309	—	1,687,504	—	500,395	264,940	2,935,148
Andrew P. Power,	2015	283,333	—	2,250,011	—	620,500	100,682(8)	3,254,526
Chief Financial Officer
Jarrett B. Appleby,	2015	297,822	—	1,999,965	—	450,000	59,179(9)	2,806,966
Chief Operating Officer
Scott E. Peterson,	2015	514,671	—	1,500,007		720,000	106,459(10)	2,841,137
Chief Investment Officer	2014	462,171	—	2,100,001	—	702,500	194,615	3,459,287
	2013	460,654	—	1,125,003	—	433,015	186,433	2,205,105
Matthew J. Miszewski,	2015	338,875	—	999,997	—	445,000	71,696(11)	1,855,567
SVP, Global Sales & Marketing	2014	281,875		1,259,968		244,000	485,531	2,271,374
	2013	270,833	100,000	537,450	—	476,563	53,320	1,438,166

(1)
Represents salaries paid during each applicable year. For Messrs. Power and Appleby, 2015 amounts reflect salaries paid from their commencement of employment with us on May 1, 2015 and April 20, 2015, respectively, through December 31, 2015.

(2)
The amounts in this column represent the full grant date fair value of long-term incentive units granted during the applicable fiscal year in accordance with ASC Topic 718. For additional information on the valuation assumptions for 2015, refer to Note 13 to the Company’s and our operating partnership’s consolidated financial statements for the fiscal year ended December 31, 2015, included in the Company’s and our operating partnership’s Annual Report on Form 10-K for the year ended December 31, 2015.

The amounts shown include the grant date fair value of performance-based Class D long-term incentive units granted in February 2015 or, with respect to Messrs. Power and Appleby, both performance-based Class D long-term incentive units and time-based long-term incentive units, granted in May 2015 and April 2015, respectively, based on the probable outcome of the performance conditions to which such long-term incentive units are subject, which is also the maximum value assuming the highest level of performance, calculated in accordance with ASC Topic 718. These long-term incentive units were subject to achievement of the performance conditions as described in the heading above entitled “Compensation Discussion and Analysis— Description of Individual Elements of Compensation— 2015 Long-Term Incentive Unit Awards.” The grant date fair values of the performance-based Class D long-term incentive units and, with respect to Messrs. Power and Appleby, both performance-based Class D long-term incentive units and time-based long-term incentive units, granted in 2015 are as follows:

A. William Stein	$2,999,989
Andrew P. Power	2,250,011
Jarrett B. Appleby	1,999,965
Scott E. Peterson	1,500,007
Matthew J. Miszewski	999,996

(3)	None of the named executive officers was granted stock options during 2015, 2014 or 2013.

(4)
The amounts in this column represent performance-based cash incentive awards that were earned during the specified year and paid in the following year. See “Compensation Discussion and Analysis— Description of Individual Elements of Compensation— Annual Incentive Compensation” for a discussion of each named executive officer’s actual bonus relative to his target bonus for 2015.

(5)
The amounts in this column represent medical, dental, vision and disability insurance premiums, basic life insurance premiums, 401(k) matching funds, health savings account employer contributions, parking, relocation payments and distributions on unvested long-term incentive units, but exclude distributions paid on vested long-term incentive units.

(6)	Total salary paid in 2015 plus cash incentive awards paid in 2016 that were earned during 2015 constituted the following percentages of total compensation for each named executive officer:

A. William Stein	41%
Andrew P. Power	28%
Jarrett B. Appleby	27%
Scott E. Peterson	43%
Matthew J. Miszewski	42%
The lower percentages for Messrs. Power and Appleby reflect the fact that they became employed by the Company in May 2015 and April 2015, respectively, and did not receive a full year's salary.

(7)
Includes $16,980 for medical, dental, vision, basic life and disability insurance premiums, $141,442 from distributions on unvested long-term incentive units, and other amounts related to parking, 401(k) matching funds and health savings account employer contributions.

(8)
Includes $7,807 for medical, dental, vision, basic life and disability insurance premiums, $39,770 from distributions on unvested long-term incentive units, and other amounts related to parking, 401(k) matching funds and health savings account employer contributions. Also includes $47,145 in relocation expense reimbursements and payments related to Mr. Power’s relocation to our San Francisco headquarters.

(9)
Includes $11,319 for medical, dental, vision, basic life and disability insurance premiums, $25,189 from distributions on unvested long-term incentive units, and other amounts related to 401(k) matching funds and health savings account employer contributions. Also includes $10,070 in relocation expense reimbursements and payments related to Mr. Appleby’s relocation to our San Francisco headquarters.

(10)
Includes $16,980 for medical, dental, vision, basic life and disability insurance premiums, $70,658 from distributions on unvested long-term incentive units, and other amounts related to parking, 401(k) matching funds and health savings account employer contributions.

(11)
Includes $16,980 for medical, dental, vision, basic life and disability insurance premiums, $41,116 from distributions on unvested long-term incentive units, and other amounts related to 401(k) matching funds and health savings account employer contributions.

Grants of Plan-Based Awards
The following table provides information concerning payouts under plan-based awards granted or awarded during 2015 to each of our named executive officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
A. William Stein,			$1,125,000(5)	$1,500,000
Chief Executive Officer	2/24/2015				22,026	44,052	88,105		$2,999,989
Andrew P. Power,			283,333(5)	425,000
Chief Financial Officer	5/01/2015				9,314	18,628	37,257		1,249,996
	5/01/2015							15,596	1,000,016
Jarrett B. Appleby,			297,822(5)	446,733
Chief Operating Officer	4/20/2015				9,836	19,673	39,346		1,349,993
	4/20/2015							9,878	649,972
Scott E. Peterson,			514,671(5)	772,007
Chief Investment Officer	2/24/2015				11,013	22,026	44,053		1,500,007
Matthew J. Miszewski,	2/24/2015		350,000(5)	525,000	7,342	14,684	29,368		999,996
SVP, Global Sales and Marketing

(1)
Represents cash incentive awards payable in 2016 based on 2015 base salaries and 2015 performance. There were no threshold cash incentive bonus award amounts. See the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for actual 2015 bonuses paid.

(2)
Represents performance-based Class D Units in our operating partnership awarded in 2015 to our named executive officers. With respect to performance-based Class D Units, indicated threshold, target and maximum amounts correspond to the number of base Class D Units that would be earned in the event that specified minimum, target and maximum targets, respectively, were achieved. These amounts exclude distribution equivalent units which are eligible to vest upon the conclusion of the applicable performance period. For more information on 2015 long-term incentive unit awards, see “Compensation Discussion and Analysis — Description of Individual Elements of Compensation — 2015 Long-Term Incentive Unit Awards.”

(3)
Represents time-based long-term incentive units in our operating partnership awarded in 2015. For more information on the 2015 long-term incentive unit awards, see “Compensation Discussion and Analysis— Description of Individual Elements of Compensation— 2015 Long-Term Incentive Unit Awards.”

(4)
Represents the full grant date fair value of performance-based Class D long-term incentive units and time-based long term incentive units for each of our named executive officers granted during 2015 in accordance with ASC Topic 718. For additional information on the valuation assumptions, refer to Note 13 to the Company’s and our operating partnership’s consolidated financial statements for the fiscal year ended December 31, 2015, included in the Company’s and our operating partnership’s Annual Report on Form 10-K for the year ended December 31, 2015.

The amounts shown include the grant date fair value of performance-based Class D Units granted in 2015, based on the probable outcome of the performance conditions to which such Class D Units are subject, which is also the maximum value assuming the highest level of performance, calculated in accordance with ASC Topic 718. These Class D Units are subject to achievement of the performance conditions as described in the heading above entitled “Compensation Discussion and Analysis— Description of Individual Elements of Compensation— 2015 Long-Term Incentive Unit Awards.” The grant date fair values of the performance-based Class D Units granted in 2015 are as follows:

A. William Stein	$2,999,989
Andrew P. Power	1,249,996
Jarrett B. Appleby	1,349,993
Scott E. Peterson	1,500,007
Matthew J. Miszewski	999,996

(5)	Represents target cash incentive awards based on amounts established for 2015. Actual cash incentive awards are based on salaries actually paid in 2015.
Narrative Disclosure to Compensation Tables
Employment Agreements
A. William Stein
On November 23, 2014, in connection with Mr. Stein’s appointment as our Chief Executive Officer, we entered into an amended and restated employment agreement with Mr. Stein, our Chief Executive Officer and then-Chief Financial Officer, which replaced and superseded his prior employment agreement with us. The terms of the amended and restated employment agreement are described below.
The employment agreement has an initial three-year term which continues through November 23, 2017, and will automatically be extended for one additional year upon the expiration of the initial term unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to expiration of the initial term.
Pursuant to the employment agreement, Mr. Stein’s initial annual base salary is $750,000, and is subject to increase, but not decrease, in the discretion of the Compensation Committee. Mr. Stein is also eligible to earn an annual cash performance bonus under the company’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The employment agreement provides that Mr. Stein’s target and maximum annual bonuses will be at least 100% and 150%, respectively, of his base salary. Mr. Stein is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives.
Mr. Stein’s employment agreement provides that if his employment is terminated by us without “cause” or by Mr. Stein for “good reason” (each as defined in the employment agreement), then, subject to his execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenants, he will become eligible for a lump-sum severance payment within 30 days after the date of such termination in an amount equal to the sum of (i) two times the sum of (a) his then-current annual base salary plus (b) the average annual bonus earned by Mr. Stein during the three fiscal years preceding the year of termination (the “average bonus”), (ii) a prorated portion of his target annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”) and (iii) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus, if determined, or the target bonus (the “prior year bonus”), if any. Mr. Stein will also become eligible for continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the eighteen-month anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan, as well as Company-paid outplacement services for twelve months following his termination. In addition, all outstanding equity-based awards held by Mr. Stein that are subject to vesting based on continued employment or the lapse of time will become fully vested and exercisable. The vesting of any awards that are subject to vesting based on the satisfaction of performance goals, including any performance-based profits interest units, will be governed by the terms of the applicable award agreement.
In the event of a termination of Mr. Stein’s employment by us without “cause” or by Mr. Stein for “good reason” on or within one year after a “change in control” (as defined in the 2014 Plan), Mr. Stein will become eligible for the severance benefits described above, except that the severance multiple described in clause (i) above will be three (rather than two).

The expiration of the term of Mr. Stein’s employment or our election not to renew or extend the term or Mr. Stein’s employment will not constitute a termination Mr. Stein’s employment by us without cause.
Mr. Stein’s employment agreement further provides that upon his death or disability, he will become eligible for a lump-sum severance payment within 30 days after the date of such termination in an amount equal to the sum of (i) his then-current annual base salary, (ii) his target annual bonus for the year of termination, (iii) the stub year bonus and (iv) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, the prior year bonus, if any. In addition, all equity-based awards held by Mr. Stein will be subject to the severance provisions described above.
In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Stein than receiving the full amount of such payments.
The employment agreement contains confidentiality covenants by Mr. Stein which apply indefinitely and non-solicitation covenants by Mr. Stein which will apply during the term of his employment and for a two-year period thereafter. In addition, the employment agreement provides that during his employment with us, Mr. Stein generally may not compete with us through the acquisition or ownership of technology-related real estate properties in the United States, Asia or Europe.
Andrew P. Power
On April 16, 2015 we entered into an employment agreement with Mr. Power, pursuant to which Mr. Power serves as our Chief Financial Officer. The employment agreement has an initial three-year term which continues through May 1, 2018, and will automatically be extended for one additional year upon the expiration of the initial term unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to expiration of the initial term.
Pursuant to the employment agreement, Mr. Power’s initial annual base salary is $425,000, and is subject to increase, but not decrease, in the discretion of the Compensation Committee. Mr. Power is also eligible to earn an annual cash performance bonus under the company’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The employment agreement provides that Mr. Power’s target and maximum annual bonuses will be at least 100% and 150%, respectively, of his base salary. Mr. Power is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives.
Pursuant to the employment agreement, Mr. Power agreed to relocate to the San Francisco, California area. In addition to other customary relocation benefits, Mr. Power is eligible for reimbursement of reasonable relocation expenses not to exceed $250,000 and a one-time cash payment of $35,417 upon his relocation. In the event of a voluntary resignation by Mr. Power within one year following the date of his relocation, Mr. Power is required to repay to the Company any relocation benefits received by him.
In connection with Mr. Power’s appointment, Mr. Power received (i) an award of profits interest units of our operating partnership which is subject to time-based vesting with a value of approximately $1,000,000, and (ii) an award of Class D profits interest units of our operating partnership which is subject to performance-based vesting with a value of approximately $1,250,000, each pursuant to the 2014 Plan.
Mr. Power’s employment agreement provides that if his employment is terminated by us without “cause” or by Mr. Power for “good reason” (each as defined in the employment agreement), then, subject to his execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenants, he will be entitled to receive a lump-sum severance payment within 30 days after the date of such termination in an amount equal to the sum of (i) one times the sum of (a) his then-current annual base salary plus (b) his target annual bonus for the fiscal year in which the termination date occurs, (ii) a prorated portion of his target annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”) and (iii) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus (if any), if determined, or the target bonus, if bonuses have not been determined (in either case, the “prior year bonus”), if any. Mr. Power will also be entitled to continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the twelve-month anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan, as well as Company-paid outplacement services for twelve months following his termination. In addition, all outstanding equity-based awards held by Mr. Power that are subject to vesting based on continued employment or the lapse of time will become fully vested and exercisable. The vesting of any awards that are subject to vesting based on the satisfaction of performance goals, including any performance-based profits interest units of our operating partnership, will be governed by the terms of the applicable award agreement.
In the event of a termination of Mr. Power’s employment by us without “cause” or by Mr. Power for “good reason” on or within one year after a “change in control” (as defined in the 2014 Plan), Mr. Power will be entitled to receive the severance benefits described above, except that the severance multiple described in clause (i) above will be two (rather than one).
The expiration of the term of Mr. Power’s employment, or our election not to renew or extend the term or Mr. Power’s employment, will not constitute a termination of Mr. Power’s employment by us without cause.
Mr. Power’s employment agreement further provides that upon his death or disability, he will be entitled to a lump-sum severance payment within 30 days after the date of such termination in an amount equal to the sum of (i) his then-current annual base salary, (ii) the target annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, the prior year bonus, if any. In addition, all equity-based awards held by Mr. Power will be subject to the severance provisions described above.
In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Power than receiving the full amount of such payments.
The employment agreement contains confidentiality covenants by Mr. Power which apply indefinitely and non-solicitation covenants by Mr. Power which will apply during the term of his employment and for a one-year period thereafter. In addition, the employment agreement provides that during his employment with us, Mr. Power generally may not compete with the company through the acquisition or ownership of technology-related real estate properties in the United States, Asia or Europe.
Jarrett B. Appleby
On April 15, 2015, we entered into an employment agreement with Mr. Appleby, pursuant to which Mr. Appleby serves as our Chief Operating Officer. The employment agreement has an initial three-year term which continues through April 20, 2018, and will automatically be extended for one additional year upon the expiration of the initial term unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to expiration of the initial term.
Pursuant to the employment agreement, Mr. Appleby’s initial annual base salary is $425,000, and is subject to increase, but not decrease, in the discretion of the Compensation Committee. Mr. Appleby is also eligible to earn an annual cash performance bonus under the company’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The employment agreement provides that Mr. Appleby’s target and maximum annual bonuses will be at least 100% and 150%, respectively, of his base salary. Mr. Appleby is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives.

Pursuant to the employment agreement, Mr. Appleby agreed to relocate to the San Francisco, California area. In addition to other customary relocation benefits, Mr. Appleby is eligible for reimbursement of reasonable relocation expenses not to exceed $250,000 and a one-time cash payment of $35,417 upon his relocation. In the event of a voluntary resignation by Mr. Appleby within one year following the date of his relocation, Mr. Appleby is required to repay to the Company any relocation benefits received by him.
In connection with Mr. Appleby’s appointment, Mr. Appleby received (i) an award of profits interest units of our operating partnership which is subject to time-based vesting with a value of approximately $650,000, and (ii) an award of Class D profits interest units of our operating partnership which is subject to performance-based vesting with a value of approximately $1,350,000, each pursuant to the 2014 Plan.
Mr. Appleby’s employment agreement provides that if his employment is terminated by us without “cause” or by Mr. Appleby for “good reason” (each as defined in the employment agreement), then, subject to his execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenants, he will be entitled to receive a lump-sum severance payment within 30 days after the date of such termination in an amount equal to the sum of (i) one times the sum of (a) his then-current annual base salary plus (b) his target annual bonus for the fiscal year in which the termination date occurs, (ii) a prorated portion of his target annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”) and (iii) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus (if any), if determined, or the target bonus, if bonuses have not been determined (in either case, “prior year bonus”), if any. Mr. Appleby will also be entitled to continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the twelve-month anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan, as well as Company-paid outplacement services for twelve months following his termination. In addition, all outstanding equity-based awards held by Mr. Appleby that are subject to vesting based on continued employment or the lapse of time will become fully vested and exercisable. The vesting of any awards that are subject to vesting based on the satisfaction of performance goals, including any performance-based profits interest units of our operating partnership, will be governed by the terms of the applicable award agreement.
In the event of a termination of Mr. Appleby’s employment by us without “cause” or by Mr. Appleby for “good reason” on or within one year after a “change in control” (as defined in the 2014 Plan), Mr. Appleby will be entitled to receive the severance benefits described above, except that the severance multiple described in clause (i) above will be two (rather than one).
The expiration of the term of Mr. Appleby’s employment, or our election not to renew or extend the term or Mr. Appleby’s employment, will not constitute a termination of Mr. Appleby’s employment by us without cause.
Mr. Appleby’s employment agreement further provides that upon his death or disability, he will be entitled to a lump-sum severance payment within 30 days after the date of such termination in an amount equal to the sum of (i) his then-current annual base salary, (ii) the target annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, the prior year bonus, if any. In addition, all equity-based awards held by Mr. Appleby will be subject to the severance provisions described above.
In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Appleby than receiving the full amount of such payments.
The employment agreement contains confidentiality covenants by Mr. Appleby which apply indefinitely and non-solicitation covenants by Mr. Appleby which will apply during the term of his employment and for a one-year period thereafter. In addition, the employment agreement provides that during his employment with us, Mr. Appleby generally may not compete with the company through the acquisition or ownership of technology-related real estate properties in the United States, Asia or Europe.
Scott E. Peterson

On December 24, 2008, we entered into an amended and restated employment agreement with Mr. Peterson, then our Chief Acquisitions Officer (the “Prior Peterson Employment Agreement”). On November 10, 2015, we entered into an amended and restated employment agreement with Mr. Peterson (the “Amended Peterson Employment Agreement”), which amended and restated the Prior Peterson Employment Agreement in its entirety. The terms of both the Prior Peterson Employment Agreement and the Amended Peterson Employment Agreement are described below.

Prior Peterson Employment Agreement. Mr. Peterson’s employment under the Prior Peterson Employment Agreement was at-will, with either party able to terminate his employment for any reason or for no reason by giving 30 days’ notice to the other party.

Mr. Peterson’s annual base salary pursuant to the Prior Peterson Employment Agreement, as adjusted, was $525,171 as of November 2015, subject to increase in accordance with our policies in effect from time to time. Mr. Peterson was eligible for an annual cash performance bonus under our incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The target and maximum annual bonuses for Mr. Peterson were previously 100% and 120%, respectively, of his base salary. Mr. Peterson was eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and to receive medical and other group welfare plan coverage and fringe benefits provided to similarly-situated employees.

The Prior Peterson Employment Agreement provided that if Mr. Peterson’s employment was terminated by us without “cause” (as defined in the Prior Peterson Employment Agreement), then, subject to Mr. Peterson’s execution and non-revocation of a general release of claims, he would become eligible for a lump-sum severance payment within 60 days after the date of such termination in an amount equal to 50% of the sum of (i) his then-current annual base salary and (ii) his target bonus for the fiscal year in which the termination date occurred (the “Non-CIC Severance”).

Pursuant to the Prior Peterson Employment Agreement, in the event of a termination of Mr. Peterson’s employment by us without “cause” on or within one year after a “change in control” (as defined in the 2004 Plan), in lieu of the severance payment set forth in the preceding paragraph, Mr. Peterson would become eligible for a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) his then-current base salary and (ii) the greater of (a) his target annual bonus for the fiscal year in which the termination date occurred or (b) the annual bonus paid for the immediately preceding fiscal year (the “CIC Severance”). The Prior Peterson Employment Agreement further provided that in the event of a termination of Mr. Peterson’s employment by us without “cause” within the six-month period immediately preceding a “change in control” in connection with such “change in control,” Mr. Peterson would become eligible for a lump-sum severance payment in an amount equal to the excess of the CIC Severance over the Non-CIC Severance. Further, in the event of any such termination described in this paragraph, all outstanding unvested stock options and other equity-based awards held by Mr. Peterson, other than any equity award that was subject to performance-based vesting, would become fully vested and exercisable; provided, that with respect to any stock options and other equity-based awards that were subject to a performance condition, such stock options or other equity-based awards would only vest to the extent provided in the applicable award agreement.

The Prior Peterson Employment Agreement did not provide for any payments or benefits upon death or disability, or additional tax gross-up payment on so-called “excess parachute payments” under Section 4999 of the Code.

The Prior Peterson Employment Agreement contained confidentiality provisions which would have applied indefinitely and non-solicitation provisions which would have applied during the term of Mr. Peterson’s employment and for a six-month period thereafter.

Amended Peterson Employment Agreement. Mr. Peterson’s Amended Peterson Employment Agreement has an initial three-year term, and will automatically be extended for one additional year upon the expiration of the initial term unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to expiration of the initial term.

Pursuant to the Amended Peterson Employment Agreement, Mr. Peterson’s current annual base salary is $525,171 and is subject to increase, but not decrease, in the discretion of the Compensation Committee. Mr. Peterson is also eligible to earn an annual cash performance bonus under the Company’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The Amended Peterson Employment Agreement provides that Mr. Peterson’s target and maximum annual bonuses are 100% and 150%, respectively, of his base salary. Mr. Peterson is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives.

The Amended Peterson Employment Agreement provides that if Mr. Peterson’s employment is terminated by us without “cause” or by Mr. Peterson for “good reason” (each as defined in the employment agreement), then, subject to his execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenants, he will be entitled to receive the following payments:

•
payable within 60 days after the date of such termination, a lump-sum payment in an amount equal to fifty-percent (50%) of the sum of (a) his then-current annual base salary plus (b) his target annual bonus for the fiscal year in which the termination date occurs (collectively, the “Initial Severance Payment”); and

•
payable on the earlier to occur of (x) the six-month anniversary of the termination date or (y) a “change in control” (as defined in the 2014 Plan) that constitutes a “change in control event” within the meaning of Section 409A of the Code, a lump sum payment in an amount equal to the greater of:

◦
(i) the sum of (w) his then-current annual base salary, plus (x) his target annual bonus for the fiscal year in which the termination date occurs, plus (y) a prorated portion of his target annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”), plus (z) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus (if any), if determined, or the target bonus, if bonuses have not been determined (in either case, the “prior year bonus”), if any, minus (ii) the Initial Severance Payment; or

◦
(i) the sum of (x) his then-current annual base salary and (y) the greater of (a) his target annual bonus for the fiscal year in which the termination date occurs or (b) the annual bonus paid or payable to him by the Company for the fiscal year immediately preceding the fiscal year in which the termination date occurs, minus (ii) the Initial Severance Payment.

In addition, Mr. Peterson will be entitled to continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the twelve-month anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan, as well as Company-paid outplacement services for twelve months following his termination. In addition, all outstanding equity-based awards held by Mr. Peterson that are subject to vesting based on continued employment or the lapse of time will become fully vested and exercisable. The vesting of any awards that are subject to vesting based on the satisfaction of performance goals, including any performance-based profits interest units of our operating partnership, will be governed by the terms of the applicable award agreement.

In the event of a termination of Mr. Peterson’s employment by us without “cause” or by Mr. Peterson for “good reason” on or within one year after a “change in control” (as defined in the 2014 Plan), Mr. Peterson will be entitled to receive a lump sum payment within 60 days after the termination date in an amount equal to the sum of (i) two times the sum of (A) his then-current annual base salary, plus (B) his target annual bonus for the fiscal year in which the termination date occurs, (ii) the stub year bonus, plus (iii) the prior year bonus. In addition, Mr. Peterson will be entitled to the continued health insurance coverage, outplacement services and accelerated vesting of equity-based awards described above. The expiration of the term of Mr. Peterson’s employment, or our election not to renew or extend the term or Mr. Peterson’s employment, will not constitute a termination of Mr. Peterson’s employment by us without cause.

The Amended Peterson Employment Agreement further provides that upon Mr. Peterson’s death or disability, he will be entitled to a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) his then-current annual base salary, (ii) the target annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, the prior year bonus, if any. In addition, all equity-based awards held by Mr. Peterson will be subject to the severance provisions described above. In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Peterson than receiving the full amount of such payments.

The Amended Peterson Employment Agreement contains confidentiality covenants by Mr. Peterson which apply indefinitely and non-solicitation covenants by Mr. Peterson which will apply during the term of his employment and for a one-year period thereafter. In addition, the Amended Peterson Employment Agreement provides that during his employment with us, Mr. Peterson generally may not compete with the Company through the acquisition or ownership of technology-related real estate properties in the United States, Asia or Europe.
Matthew J. Miszewski

On November 16, 2012, we entered into an employment agreement with Mr. Miszewski, then our Senior Vice President, Sales (the “Prior Miszewski Employment Agreement”). On November 10, 2015, we entered into an amended and restated employment agreement with Mr. Miszewski, our Senior Vice President, Global Sales and Marketing (the “Amended Miszewski Employment Agreement”), which amended and restated the Prior Miszewski Employment Agreement in its entirety. The terms of both the Prior Miszewski Employment Agreement and the Amended Miszewski Employment Agreement are described below.

Prior Miszewski Employment Agreement. Mr. Miszewski’s employment under the Prior Miszewski Employment Agreement was at-will, with either party able to terminate his employment for any reason or for no reason at any time, with or without advance notice.

Mr. Miszewski’s annual base salary pursuant to the Prior Miszewski Employment Agreement, as adjusted, was $350,000 as of November 2015, subject to increase in accordance with our policies in effect from time to time. Mr. Miszewski was eligible for an annual cash performance bonus under our incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The target and maximum annual bonuses for Mr. Miszewski were previously 75% and 115%, respectively, of a portion of his base salary equal to $150,000. Additionally, Mr. Miszewski was eligible to receive commissions under our sales commission plan. The target and maximum annual commissions for Mr.

Miszewski were 100% and 200%, respectively, of $200,000. Mr. Miszewski was eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and to receive medical and other group welfare plan coverage and fringe benefits provided to similarly-situated employees.

The Prior Miszewski Employment Agreement did not provide for any payments or benefits upon death or disability, or additional tax gross-up payment on so-called “excess parachute payments” under Section 4999 of the Code.

The Prior Miszewski Employment Agreement contained confidentiality provisions would have applied indefinitely.

Amended Miszewski Employment Agreement. The Amended Miszewski Employment Agreement has an initial three-year term, and will automatically be extended for one additional year upon the expiration of the initial term unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to expiration of the initial term.

Pursuant to the Amended Miszewski Employment Agreement, Mr. Miszewski’s current annual base salary is $350,000 and is subject to increase, but not decrease, in the discretion of the Compensation Committee. Mr. Miszewski is also eligible to earn an annual cash performance bonus under the company’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The Amended Miszewski Employment Agreement provides that Mr. Miszewski’s target and maximum annual bonuses are 100% and 150%, respectively, of his base salary. Mr. Miszewski is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives.

The Amended Miszewski Employment Agreement provides that if Mr. Miszewski’s employment is terminated by us without “cause” or by Mr. Miszewski for “good reason” (each as defined in the Amended Miszewski Employment Agreement), then, subject to his execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenants, he will be entitled to receive a lump-sum severance payment within 30 days after the date of such termination in an amount equal to the sum of (i) one times the sum of (a) his then-current annual base salary plus (b) his target annual bonus for the fiscal year in which the termination date occurs, (ii) a prorated portion of his target annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”) and (iii) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus (if any), if determined, or the target bonus, if bonuses have not been determined (in either case, “prior year bonus”), if any. Mr. Miszewski will also be entitled to continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the twelve-month anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan, as well as Company-paid outplacement services for twelve months following his termination. In addition, all outstanding equity-based awards held by Mr. Miszewski that are subject to vesting based on continued employment or the lapse of time will become fully vested and exercisable. The vesting of any awards that are subject to vesting based on the satisfaction of performance goals, including any performance-based profits interest units of our operating partnership, will be governed by the terms of the applicable award agreement.
In the event of a termination of Mr. Miszewski’s employment by us without “cause” or by Mr. Miszewski for “good reason” on or within one year after a “change in control” (as defined in the 2014 Plan), Mr. Miszewski will be entitled to receive the severance benefits described above, except that the severance multiple described in clause (i) above will be two (rather than one).
The expiration of the term of Mr. Miszewski’s employment, or our election not to renew or extend the term or Mr. Miszewski’s employment, will not constitute a termination of Mr. Miszewski’s employment by us without cause.
The Amended Miszewski Employment Agreement further provides that upon Mr. Miszewski’s death or disability, he will be entitled to a lump-sum severance payment within 30 days after the date of such termination in an amount equal to the sum of (i) his then-current annual base salary, (ii) the target annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, the prior year bonus, if any. In addition, all equity-based awards held by Mr. Miszewski will be subject to the severance provisions described above.
In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Miszewski than receiving the full amount of such payments.

The Amended Miszewski Employment Agreement contains confidentiality covenants by Mr. Miszewski which apply indefinitely and non-solicitation covenants by Mr. Miszewski which will apply during the term of his employment and for a one-year period thereafter. In addition, the Amended Miszewski Employment Agreement provides that during his employment with us, Mr. Miszewski generally may not compete with the Company through the acquisition or ownership of technology-related real estate properties in the United States, Asia or Europe.
Definitions
As used in the employment agreements of each of our named executive officers, “cause” shall generally mean the occurrence of any one or more of the following events: (i) willful and continued failure to substantially perform the executive’s duties with our Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness); (ii) willful commission of an act of fraud or dishonesty resulting in economic or financial injury to our Company or its subsidiaries or affiliates; (iii) conviction of, or entry of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude; (iv) willful breach by the executive of any fiduciary duty owed to our Company which results in economic or other injury to our Company or its subsidiaries or affiliates; (v) willful and gross misconduct in the performance of the executive’s duties that results in economic or other injury to our Company or its subsidiaries or affiliates; (vi) willful and material breach of the restrictive covenants set forth in the employment agreement; or (vii) material breach by the executive of any of his other obligations under the employment agreement. In the event of a termination of employment by our Company (other than by reason of death or disability or pursuant to clause (iii) of this paragraph) on or within one year after a change in control or within the six month period immediately preceding a “change in control” in connection with such change in control, it shall be presumed that such termination was effected by our Company other than for cause unless the contrary is established by our Company.

As used in the employment agreements of our named executive officers, “disability” shall mean a disability that qualifies or, had the executive been a participant, would qualify him to receive long-term disability payments under our Company’s group long-term disability insurance plan or program, as it may be amended from time to time.

As used in the employment agreements of our named executive officers, “good reason” shall generally mean the occurrence of any one or more of the following events without the executive’s prior written consent, along with our Company’s failure to cure within 30 days after the receipt of notice thereof: (i) assignment of any duties materially inconsistent with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement, or any other action by our Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by our Company; (ii) and material reduction of annual base salary or bonus opportunity, each as in effect on the date of the employment agreement or as the same may be increased from time to time; (iii) the relocation of our offices at which the executive is principally employed to a location more than 45 miles from such location, or our Company’s requiring the executive to be based at a location more than 45 miles from such principal place of employment, except for required travel on company business; or (iv) failure to obtain a satisfactory agreement from any successor to assume and agree to perform our Company’s obligations under the employment agreement. In addition to the above, as used in the employment agreements of Messrs. Power, Peterson and Miszewski, good reason includes requiring the executive to report to an officer other than the Chief Executive Officer; or our failure to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform the employment agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Notwithstanding the foregoing, the executive will not be deemed to have resigned for good reason unless the executive provides us with notice of the circumstances constituting good reason within 60 days after the initial occurrence or existence of such circumstances, we fail to correct the circumstance so identified within 30 days after the receipt of such notice (if capable of correction), and the termination date occurs no later than 180 days after the initial occurrence of the event constituting good reason.
As used in the employment agreements of our named executive officers, “change in control” means the occurrence of any of the following events:

•
a transaction or series of transactions whereby a person or group directly or indirectly acquires beneficial ownership of securities possessing more than 35% of the combined voting power of our then outstanding voting securities, subject to certain exceptions;

•
individuals who, as of the date of the 2014 annual meeting of our stockholders, constitute the Board together with any new directors whose election by the Board or nomination for election by our stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date of the 2014 annual meeting of our stockholders or whose election or nomination for election was previously approved, cease for any reason to constitute a majority of the Board;

•
our consummation (whether directly or indirectly through one or more intermediaries) of a merger, consolidation, reorganization or business combination or a sale or other disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in each case, other than a transaction;

o
which results in our voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, us or owns, directly or indirectly, all or substantially all of our assets or otherwise succeeds to our business) directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and

o	after which no person or group beneficially owns voting securities representing 35% or more of the combined voting power of the successor entity; or

•	approval by our stockholders of our liquidation or dissolution.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
A. William Stein	—	—	—	—	—	2/14/2012(4)	7,002	$529,491	—	$—
Chief Executive Officer	—	—	—	—	—	2/11/2013(5)	13,802	1,043,707	—	—
	—	—	—	—	—	2/11/2014(6)	18,423	1,393,147	—	—
	—	—	—	—	—	2/11/2014(7)	—	—	69,414	5,249,087
	—	—	—	—	—	3/17/2014(8)	5,824	440,411	—	—
	—	—	—	—	—	3/17/2014(7)	—	—	27,914	2,110,857
	—	—	—	—	—	2/24/2015(9)	—	—	88,105	6,662,500
Andrew P. Power	—	—	—	—	—	5/1/2015(10)	15,596	1,179,370	—	—
Chief Financial Officer	—	—	—	—	—	5/1/2015(9)	—	—	37,257	2,817,374
Jarrett B. Appleby	—	—	—	—	—	4/20/2015(11)	9,878	746,974	—	—
Chief Operating Officer	—	—	—	—	—	4/20/2015(9)	—	—	39,346	2,975,345
Scott E. Peterson	—	—	—	—	—	2/14/2012(4)	4,668	352,994	—	—
Chief Investment Officer	—	—	—	—	—	2/11/2013(5)	9,201	695,780	—	—
	—	—	—	—	—	2/11/2014(6)	11,514	870,689	—	—
	—	—	—	—	—	2/11/2014(7)	—	—	43,384	3,280,698
	—	—	—	—	—	4/28/2014(7)	—	—	14,486	1,095,431
	—	—	—	—	—	2/24/2015(9)	—	—	44,053	3,331,288
Matthew J. Miszewski	—	—	—	—	—	2/11/2013(5)	1,380	104,356	—	—
SVP, Global Sales & Marketing	—	—	—	—	—	2/20/2013(12)	2,653	200,620	—	—
	—	—	—	—	—	2/11/2014(6)	8,060	609,497	—	—
	—	—	—	—	—	2/11/2014(7)	—	—	30,368	2,296,428
	—	—	—	—	—	2/24/2015(9)	—	—	29,368	2,220,808

(1)	Represents long-term incentive units in our operating partnership, which vest in installments over periods of approximately three to four years, following the grant date.

(2)	Based on the closing market price of our Common Stock on December 31, 2015 of $75.62 per share.

(3)
Represents performance-based units that vest based on the Company’s performance relative to the MSCI US REIT Index during the applicable three-year performance period. Amounts shown are based on the Company’s achievement of the maximum level of performance.

(4)	Time-based units and performance-based units that satisfied the performance condition vested on February 27, 2016.

(5)	Time-based units and performance-based units that satisfied the performance condition vested on February 27, 2016 (50%) and will vest on February 27, 2017 (50%).

(6)	Time-based units vested on February 27, 2016 (66.7%) and the remainder will vest on February 27, 2017 (33.3%).

(7)
Performance-based units that vest based on the Company's performance relative to the MSCI US REIT Index during the performance period from January 2, 2014 to December 31, 2016. Performance-based units that satisfy the performance condition will vest on February 27, 2017 (50%) and February 27, 2018 (50%).

(8)	Vested on February 27, 2016.

(9)
Performance-based units that vest based on the Company's performance relative to the MSCI US REIT Index during the performance period from January 1, 2015 to December 31, 2017. Performance-based units that satisfy the performance-condition will vest on February 27, 2018 (50%) and February 27, 2019 (50%).

(10)	Time-based units will vest in equal amounts (25%) on each of May 1, 2016, 2017, 2018 and 2019.

(11)	Time-based units will vest in equal amounts (25%) on each of April 20, 2016, 2017, 2018 and 2019.

(12)	Vested on February 20, 2016 (50%) and remainder will vest on February 20, 2017 (50%).

Option Exercises and Stock Vested
The following table discloses the number of shares of our Common Stock subject to equity awards, including long-term incentive units, which vested during 2015, and the value realized by these officers on vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
A. William Stein, Chief Executive Officer	32,718	$2,171,821
Andrew P. Power, Chief Financial Officer	—	—
Jarrett B. Appleby, Chief Operating Officer	—	—
Scott E. Peterson, Chief Investment Officer	17,675	1,173,267
Matthew J. Miszewski, Senior Vice President, Global Sales and Marketing	4,472	296,851

(1)
Value realized on vesting of long-term incentive units is calculated based on the per share closing market price of our Common Stock on the vesting dates of such units and assumes those units were exchanged for Common Stock and sold on that date.

Nonqualified Deferred Compensation
The following table provides certain information relating to the participation of our named executive officers in our Deferred Compensation Plan during 2015. Mr. Stein was the only named executive officer that participated in our Deferred Compensation Plan during 2015.

Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
A. William Stein, Chief Executive Officer	$750,000	$ --	$ (84,702)	$ --	$892,479

(1)
The full amount of Mr. Stein’s $750,000 contribution to the Deferred Compensation Plan for 2015 was made in 2016 (when 2015 bonuses were determined and paid) and is included as compensation in the “Summary Compensation Table” for 2015, above.

Deferred Compensation Plan
The Board adopted the Digital Realty Trust, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) on October 22, 2013. Under the Deferred Compensation Plan, as amended, eligible employees, including our named executive officers, are permitted to defer receipt of up to 100% of their base salary, bonus and/or commissions. Eligible employees, including our named executive officers, may only elect to defer, compensation earned on or after January 1, 2014 under the Deferred Compensation Plan.
The amounts deferred under each participant’s Deferred Compensation Plan accounts are deemed to be invested in investment alternatives chosen by the participant from a range of choices established by our Compensation Committee, which administers the Deferred Compensation Plan. The balances of participant accounts are adjusted to reflect the gains or losses that would have been obtained if the participant contributions had actually been invested in the applicable investment alternatives.
Participants may elect to defer the distribution of their account balances until the occurrence of a specified future date or event, including: (i) a future year specified by the participant, (ii) the participant’s termination of employment, (iii) the participant’s death or disability, or (iv) a change in control of the Company. Participants may also elect whether to receive distributions of their account balances in a single lump-sum amount or in annual installments to be paid over a period of two to ten years. In addition, if a participant elects to receive a distribution of his or her account balance upon a termination of employment, the participant may elect whether his or her distributions will be made or commence, as applicable, in the second through tenth calendar years to occur following such termination of employment (a “Post-Separation Election”).
Payment of a participant’s account will be made or commence, as applicable, as follows: (i) in the case of a specified year, on the Company’s first regular payroll date to occur during the month of July (the “Payment Date”) of the year specified by the participant, (ii) in the case of a termination of employment, on the Payment Date occurring during the year immediately following such termination of employment or, if the participant has made a Post-Separation Election, on the Payment Date occurring during the second through tenth year (as applicable) following such termination of employment, (iii) in the case of death or disability, on the Payment Date occurring during the year immediately following such death or disability, as applicable, or (iv) in the case of a change in control of the Company, as soon as possible following the change in control. If a participant selects more than one distribution event, payments will be made or commence, as applicable, on the earliest selected distribution event to occur.

The Deferred Compensation Plan is administered by our Compensation Committee, which has the authority to appoint or delegate the administration of the plan to another individual or sub-committee. The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the Deferred Compensation Plan.
Potential Payments upon Termination or Change in Control
Our named executive officers are entitled to full vesting of all equity awards (other than certain performance-based vesting equity awards that have not met their performance-based vesting requirement) held by them upon a change in control, even absent a termination of employment. Our named executive officers are also entitled to severance payments upon qualifying terminations of employment pursuant to the terms of their employment agreements, as set forth under “—Narrative Disclosure to Compensation Tables—Employment Agreements” above.

The following table sets forth an estimate of the payments to be made to our named executive officers in the event that a qualifying termination of employment or a change in control occurs, assuming that the triggering event took place on December 31, 2015.

Name	Without Cause or for Good Reason (without Change in Control)	Death or Disability	Without Cause or for Good Reason (with Change in Control)	Occurrence of Change in Control(1)
A. William Stein, Chief Executive Officer(2)
Severance Payment	$4,038,341	$3,000,000	$5,495,012	$—
Unvested Profits Interest Units(3)	10,534,232	17,429,200	17,429,200	17,429,200
Health Insurance	23,657	—	23,657	—
Andrew P. Power, Chief Financial Officer(2)
Severance Payment	991,667	991,667	1,700,000	—
Unvested Profits Interest Units(3)	2,118,512	3,996,744	3,996,744	3,996,744
Health Insurance	15,771	—	15,771	—
Jarrett B. Appleby, Chief Operating Officer(2)
Severance Payment	1,020,644	1,020,644	1,743,466	—
Unvested Profits Interest Units(3)	1,738,760	3,722,319	3,722,319	3,722,319
Health Insurance	15,771	—	15,771	—
Scott E. Peterson, Chief Investment Officer(2)
Severance Payment	1,544,013	1,544,013	2,058,684	—
Unvested Profits Interest Units(3)	5,947,216	9,626,880	9,626,880	9,626,880
Health Insurance	15,771	—	15,771	—
Matthew J. Miszewski, SVP, Global Sales and Marketing(2)
Severance Payment	1,050,000	1,050,000	1,750,000	—
Unvested Profits Interest Units(3)	3,185,690	5,431,709	5,431,709	5,431,709
Health Insurance	15,771	—	15,771	—

(1)
The amounts payable that are reflected in this column with respect to acceleration of each named executive officer’s equity awards will only be paid once upon the occurrence of a change in control and not again in the event of a subsequent termination of employment.

(2)
Employment agreements with named executive officers also provide for outplacement counseling services for a period of 12-months following a termination without cause or for good reason, which we estimate to be a cost of approximately $40,000 per executive.

(3)
Pursuant to the equity award agreements with each of our named executive officers, unvested time-based equity awards will vest immediately upon a change of control and unvested performance-based equity awards will vest immediately with respect to the portion of such awards determined to have met the performance condition as of the date of the change of control.

2016 Salary
In February 2016, the Compensation Committee set the following salaries for our named executive officers:

Name	2016 Salary
A. William Stein	$880,000
Andrew P. Power	500,000
Jarrett B. Appleby	450,000
Scott E. Peterson	550,000
Matthew J. Miszewski	385,000

DIRECTOR COMPENSATION
We use a combination of cash and equity-based incentive compensation to attract and retain qualified non-employee director candidates to serve on our Board. In setting non-employee director compensation, we consider the significant amount of time that directors spend in fulfilling their duties to our Company as well as the skill level we require of members of our Board.
Compensation of Directors

Each of the Company’s directors who is not an employee of the Company or any of its subsidiaries receives an annual cash retainer of $75,000 for services as a director. In addition, any non-employee director who serves as Chairman of the Board receives an annual cash retainer of $50,000 (in addition to the annual cash base retainer of $75,000). Directors receive annual fees for service as members (excluding chairs) on the following committees, in addition to the foregoing retainers: Audit Committee ($10,000), Compensation Committee ($7,500) and Nominating and Corporate Governance Committee ($7,500). The director who serves as the chair of the Audit Committee receives an additional annual retainer of $20,000; the director who serves as the chair of the Compensation Committee receives an additional annual retainer of $15,000; and the director who serves as the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $15,000.

The Company’s 2014 Plan provides for formula grants of long-term incentive units to non-employee directors as follows:

•
Pro Rata Grant. Each person who first becomes a non-employee director on a date other than the date of an annual meeting of stockholders will, on the date of such person first becoming a non-employee director, be granted a number of long-term incentive units equal to the product of (A) the quotient obtained by dividing (x) $125,000 by (y) the fair market value of a share of Common Stock on such date, multiplied by (B) the quotient obtained by dividing (x) 12 minus the number of months that have elapsed since the immediately preceding annual meeting of stockholders, by (y) 12. In addition to the foregoing pro-rata grant, if applicable, each person who first becomes the Chairman of the Board on a date other than the date of an annual meeting of stockholders will, on the date of such person first becoming the Chairman of the Board, be granted a number of profits interest units equal to the product of (A) the quotient obtained by dividing (x) $100,000 by (y) the fair market value of a share of Common Stock on such date, multiplied by (B) the quotient obtained by dividing (x) 12 minus the number of whole months that have elapsed since the immediately preceding annual meeting of stockholders, by (y) 12. The awards will be fully vested on the date of grant.

•
Annual Grant. Each person who first becomes a non-employee director at an annual meeting of stockholders and each person who otherwise continues to be a non-employee director immediately following such annual meeting will, on the date of such annual meeting, be granted a number of long-term incentive units equal to the quotient obtained by dividing (x) $125,000 by (y) the fair market value of a share of Common Stock on the date of such annual meeting. In addition to the foregoing annual grant, each person who first becomes Chairman of the Board at an annual meeting of stockholders or such person who otherwise continues to be the Chairman of the Board immediately following such annual meeting as applicable will, on the date of such annual meeting, be granted a number of profits interest units equal to the quotient obtained by dividing (x) $100,000 by (y) the fair market value of a share of Common Stock on the date of such annual meeting. A director who is also an employee who subsequently incurs a termination of employment and remains on the Board will not receive a pro-rata grant, but, to the extent such director is otherwise eligible, will receive annual grants after such termination of his status as an employee. The awards will be fully vested on the date of grant.

In addition, the non-employee director may elect in advance to receive in lieu of his or her annual unit award an equivalent number of shares in the form of a stock payment or restricted stock, as applicable, subject to the same vesting schedule (if any) as would have applied to the corresponding grant of long-term incentive units. If a non-employee director does not qualify as an “accredited investor” within the meaning of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), on the date of any grant of long-term incentive units to such director, then the director will not receive such grant of long-term incentive units, and in lieu thereof will automatically be granted an equivalent number of shares in the form of a stock payment or restricted stock, as applicable, subject to the same vesting schedule (if any) as would have applied to the corresponding grant of long-term incentive units.

The table below summarizes the compensation we paid to directors during the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation($)	Total ($)
Laurence A. Chapman	$97,500	$124,962	N/A	—	$222,462
Kathleen Earley	92,500	124,962	N/A	—	217,462
Ruann F. Ernst, Ph.D.(4)	29,539	—	N/A	—	29,539
Kevin J. Kennedy	87,500	124,962	N/A	—	212,462
William G. LaPerch	93,125	124,962	N/A	—	218,087
Dennis E. Singleton	132,500	249,988	N/A	—	382,488
Robert H. Zerbst	159,167(5)	124,962	N/A	—	284,129

(1)
As of December 31, 2015, the members of the Audit Committee are Mr. Chapman (Chair), Ms. Earley, and Mr. Kennedy; the members of the Compensation Committee are Messrs. Zerbst (Chair), Chapman, Kennedy, and LaPerch; and the members of the Nominating and Corporate Governance Committee are Mr. LaPerch (Chair), Mr. Singleton and Ms. Earley.

(2)
The amounts in this column represent the full grant date fair value of long-term incentive units granted during 2015 in accordance with ASC Topic 718. For additional information on the valuation assumptions for 2015, refer to Note 13 to the Company’s and our operating partnership’s consolidated financial statements for the fiscal year ended December 31, 2015, included in the Company’s and our operating partnership’s Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	The aggregate number of vested long-term incentive units outstanding at December 31, 2015 for each of our non-employee directors is set forth in the table below:

Mr. Chapman	1,932
Ms. Earley	4,229
Ms. Ernst	10,489
Mr. Kennedy	5,906
Mr. LaPerch	5,906
Mr. Singleton	22,408
Mr. Zerbst	10,192

(4)	Ms. Ernst did not stand for re-election at our 2015 Annual Meeting.

(5)	Includes $72,917 in fees that Mr. Zerbst received for his service as a member of our Investment Committee.

Stock Ownership Guidelines

In 2015, the Company established new Stock Ownership Guidelines (“Stock Ownership Guidelines”) for the Board and certain executive officers of the Company, as more fully set forth in the Stock Ownership Guidelines. The Stock Ownership Guidelines require ownership of our Common Stock in amounts of six times the base salary for the CEO, three times the base salary for the CEO’s direct reports, and one and a half times the base salary for certain other executive officers. Each director is required to hold shares of our Common Stock in an amount equal to two and a half times the aggregate number of shares and units granted to such director pursuant to the Company’s incentive award plans during the preceding fiscal year.

COMPENSATION RISK ASSESSMENT
The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2016, the Company’s management conducted an extensive review of the design and operation of our compensation program and its findings were presented to the Compensation Committee and the Board. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

EQUITY COMPENSATION PLAN TABLE
The following table provides information with respect to shares of our Common Stock that may be issued under our existing equity compensation plan.
Equity Compensation Plan Information(1)

	(a)	(b)	(c)	(d)
	Number of shares of Common Stock to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options(2)	Number of shares of Restricted Common Stock and Common Stock issuable upon redemption of outstanding long- term incentive units and class C units(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) and (c))(4)
Plan Category
Equity compensation plans approved by stockholders(5)	51,622	$41.04	1,682,726	4,737,954
Equity compensation plans not approved by stockholders	N/A	N/A	N/A	N/A

(1)	Information as of December 31, 2015.

(2)	The weighted-average remaining term is 1.30 years.

(3)	The number of unvested full-value awards is 551,605. Full-value awards are comprised of restricted stock and long-term incentive units.

(4)
Includes shares available for future grants of stock options, restricted stock and other stock-based awards and shares issuable upon redemption of long-term incentive units available to be granted under the 2014 Plan.

(5)	Consists of the 2014 Plan and the 2004 Plan.

ITEM 3.	ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
Background
We are asking stockholders to vote upon a resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers as reported in this Proxy Statement.
At our 2011 Annual Meeting of Stockholders, the majority of the votes cast by our stockholders were in favor of holding a say-on-pay vote every year. The Board took into account this strong preference for an annual vote and determined that we will hold a non-binding, advisory vote on the compensation of our named executive officers every year until the next non-binding, advisory vote on the frequency of holding a say-on-pay vote occurs.
Summary
At our 2015 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers, with 95% of the votes cast in favor of the say-on-pay proposal. We believe this affirms our stockholders’ support of our approach to executive compensation.
As described more fully in the Compensation Discussion and Analysis, or CD&A, section of this Proxy Statement, the compensation program for our named executive officers is designed to attract, retain and motivate experienced and talented executives who can help achieve short-term and long-term performance goals necessary to maximize stockholder value. The program seeks to align a significant portion of executive compensation with our performance on a short-term and long-term basis through a combination of annual base salaries, annual incentives through cash bonuses and long-term incentives through equity-based compensation. The annual incentive payout for each named executive officer is based on financial and operational goals and organizational development goals established by the Compensation Committee, and each named executive officer’s bonus opportunity provides for target and maximum bonus amounts, expressed as a percentage of base salary. Long-term incentive awards include grants of long-term incentive units in our operating partnership intended to encourage actions to maximize stockholder value. We urge our stockholders to review the CD&A section of this Proxy Statement and executive-related compensation tables for more information.
We emphasize pay-for-performance. Our compensation philosophy is to pay for performance, support our business strategies, and offer competitive compensation arrangements. In the CD&A, we have provided stockholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered.
During the past several years, the Company has been focused on growing our operations internally and through strategic acquisitions as well as through improved leasing, asset management and marketing activities, improving our balance sheet, strategically accessing the capital markets and focusing on our organizational development. More recently, the Company has focused on its product strategy, investing in strategic initiatives to complement its existing portfolio in order to attract a wider base of customers, and organizational structuring to support these new strategies and initiatives as well as the continued growth of the Company. Accomplishments in the year ended December 31, 2015 include, among other things, the following:

•
Reported FFO of $4.86 per diluted share and unit for the year ended December 31, 2015. (A reconciliation of FFO to net income is included on page 86 of our Annual Report on Form 10-K for the year ended December 31, 2015.)

•
On October 9, 2015, completed the Telx Acquisition, enhancing our presence in top-tier locations throughout the U.S., and providing us a leading colocation and interconnection platform and a premium connectivity infrastructure.

•	Completed an offering of our 6.350% Series I Cumulative Redeemable Preferred Stock for gross proceeds of $250 million.

•	Completed a green bond offering of $500 million aggregate principal amount of our operating partnership’s 3.950% Notes due 2022.

•	Completed a forward equity offering of 10,500,000 shares of our Common Stock.

•
Completed an offering of $500 million aggregate principal amount of our operating partnership’s 3.400% Notes due 2020 and $450 million aggregate principal amount of our operating partnership’s 4.750% Notes due 2025.

•	Completed acquisitions of real estate properties totaling $95.2 million.

•
During the year ended December 31, 2015, signed new leases totaling approximately 0.8 million square feet, which represent approximately $127.0 million in annualized GAAP rent, and renewal leases totaling approximately 1.4 million square feet of space.

•
Increased the annual dividend on our Common Stock by 2.4% in 2015 from 2014, representing the 13th dividend increase, and a compound annual growth rate of 13%, since our first full quarter of operations following our IPO.

In 2015, we achieved the maximum level of our FFO goal, which we also achieved in 2014. Consistent with our compensation philosophy to pay for performance, because the maximum level of our FFO goal was achieved in 2015 and 2014, the 2015 and 2014 performance-based annual incentive cash bonuses for our named executive officers were higher than the bonuses for 2013, when our 2013 FFO maximum goal was not achieved. Annual incentive bonuses earned by our named executive officers in 2015 ranged from 127% to 219% of their respective target bonuses.
The long-term incentive awards granted to our named executive officers are subject to performance vesting based on total stockholder return relative to the MSCI US REIT Index, or RMS, over a three-year measurement period and are subject to further time vesting over a one-year period following the conclusion of the measurement period.
We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. We believe that equity awards serve to align the interests of our named executive officers with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program, with equity awards ranging between 53% and 71% of our named executive officers’ compensation opportunity in 2015. The performance-based equity awards granted in 2015 generally time-vest over a one-year period following the end of the applicable three-year performance period.
We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Pursuant to our commitment to strong governance standards, the Compensation Committee is comprised solely of independent directors. The Compensation Committee retained FPL as an independent compensation consultant to provide it with advice and guidance on our executive compensation program design and to evaluate our executive compensation program. The Compensation Committee oversees and periodically assesses the risks associated with our company-wide compensation policies and practices to determine whether such policies and practices encourage unnecessary or excessive risk taking.
We provide competitive pay opportunities. The Compensation Committee consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities. Our compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives tied to our performance through association with an operating metric. We have chosen the selected metrics to align employee compensation, including compensation for the executives named in the Summary Compensation Table of this Proxy Statement, to our business strategy. The following are a few key 2015 actions and decisions with respect to our compensation program:

•
As with past years, the named executive officers were eligible to earn cash incentive compensation based upon achievement of specific financial, operational and organizational objectives for 2015, as approved by the Compensation Committee, that are designed to challenge the named executive officers to high performance.

•	A significant portion of our named executive officers’ total cash compensation remains dependent on Company, business group and individual performance.

•	The Compensation Committee determines annual base salaries after reviewing salary survey data of, and the Company’s historical performance relative to, its peer group.

•
Our compensation programs encourage employees to build and maintain an ownership interest in the Company. In addition to performance-based vesting, 2015 equity awards granted to our named executive officers are subject to time-based vesting following the end of the applicable three-year performance period.

•
In 2015, FPL was retained directly by and reported to the Compensation Committee.  FPL did not have any prior relationship with any of our named executive officers. FPL provided certain additional executive recruitment services for us in 2015.

•
Base salaries represented 9% to 18% and performance-based equity compensation represented 53% to 71% of the total compensation opportunity for our named executive officers reflecting our philosophy of paying for performance and aligning the interests of our named executive officers with stockholders’ interests.

•
Based on the recommendations of management, a review of the Company’s business plan and strategic objectives and the analysis provided by FPL, the Compensation Committee established financial and operational goals and organizational development goals for each named executive officer for 2015.

Recommendation

The Board believes that the information provided above and within the CD&A section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. Further, in taking the Company’s recent stock performance under consideration and awarding longer-term equity awards based on the Company’s stock performance over a three-year period, the Board believes it has further aligned our management’s interests with that of our stockholders.
In accordance with Section 14A of the Exchange Act and the Board’s determination to hold a say-on-pay vote on an annual basis, and as a matter of good corporate governance, we are asking stockholders to approve, on a non-binding, advisory basis, the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement, is hereby approved, on a non-binding, advisory basis, by the stockholders of the Company.”
This advisory resolution is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program. Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2017 Annual Meeting of Stockholders, and the next advisory vote on the frequency of holding a say-on-pay vote will occur no later than the 2017 Annual Meeting of Stockholders.
The affirmative vote of a majority of the votes cast at the Annual Meeting for the adoption of this resolution is required to approve, on a non-binding, advisory basis, the compensation of the named executive officers disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THIS RESOLUTION APPROVING, ON A NON-BINDING, ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K UNDER THE SECURITIES ACT AND THE EXCHANGE ACT.

AUDIT MATTERS
Audit Committee Report*
The Audit Committee assists the Board of Directors (the “Board”) of Digital Realty Trust, Inc., a Maryland corporation (the “Company”), with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s annual consolidated financial statements and the effectiveness of internal control over financial reporting as of year end.
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2015 with the Company’s management and with KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with KPMG LLP the overall scope of and plans for the audit by KPMG LLP. The Audit Committee regularly meets with KPMG LLP, with and without management present, to discuss the results of its examination, its evaluation of the effectiveness of the Company’s internal control over financial reporting as of year end, and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by the management of the Company and by KPMG LLP. The Audit Committee has also received and discussed with KPMG LLP the written disclosures and the letter from KPMG LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, discussed with KPMG LLP its independence from management and the Audit Committee, and discussed with KPMG LLP the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s and Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the United States Securities and Exchange Commission.

Laurence A. Chapman, Chair Kathleen Earley Kevin J. Kennedy

*
The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Independent Registered Public Accounting Firm
The following summarizes the fees incurred for KPMG LLP’s services for the years ended December 31, 2015 and 2014:

	2015	2014
Audit Fees(1)	$2,851,754	$1,653,933
Audit-Related Fees(2)	408,587	315,771
Tax Fees(3)	—	75,000
All Other Fees(4)	1,128,454	52,913
Total Fees	$4,388,795	$2,097,617

(1)
“Audit Fees” are the aggregate fees billed by KPMG LLP for professional services rendered in connection with the Company’s common and preferred stock offerings, debt securities offerings, reviews of the Company’s quarterly financial statements, and the integrated audit of the Company’s annual consolidated financial statements and internal control over financial reporting.

(2)
“Audit-Related Fees” for 2015 include fees for required foreign statutory audits for properties in Europe, Asia, and Australia, and audits for two joint ventures. “Audit-Related Fees” for 2014 include fees for required foreign statutory audits for properties in Europe and Asia, and audits for two joint ventures and certain individual properties which were required by lenders.

(3)	“Tax Fees” for 2014 include fees relating to miscellaneous tax consulting services.

(4)	“All Other Fees” include fees primarily relating to financial due diligence assistance in connection with potential acquisitions in 2015 and 2014, and an integration assistance project in 2015.
All audit, audit-related, tax and all other services provided by KPMG LLP were pre-approved by the Audit Committee or by the Chair of the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We lease data center space to Avaya Inc., or Avaya, pursuant to two 10-year leases that commenced in July 2014 and April 2015 at an aggregate rate of approximately $1.4 million annualized GAAP rent per year. Kevin J. Kennedy, a member of our board of directors, is the President and Chief Executive Officer of Avaya and a member of its board of directors. Each lease is renewable for one additional 5-year term, with customary fixed rent increases. In the year ended December 31, 2015, we recorded approximately $1.6 million in rental revenue and other charges from Avaya. In 2015, we also contracted to purchase and install Avaya internal telecommunications software for approximately $0.5 million.
Review, Approval or Ratification of Transactions with Related Persons
Our Board or the appropriate committee of the Board reviews material transactions between us, the operating partnership and any of our directors or executive officers. Our Code of Business Conduct and Ethics and Corporate Governance Guidelines provide that each executive officer and director report conflicts of interest to the General Counsel or the Chairman of the Board, as applicable. Directors are also subject to the conflict provisions set forth in our Corporate Governance Guidelines. The Board or the appropriate committee of our Board will resolve all conflicts of interest involving officers or directors. The Board or the appropriate committee of the Board may waive provisions of our Code of Business Conduct and Ethics with respect to executive officers and directors. Any such waivers will be disclosed to our stockholders to the extent required by applicable laws and regulations. We intend to disclose on our website at www.digitalrealty.com any amendment to, or waiver of, any provision of our Code of Business Conduct and Ethics applicable to our directors and executive officers required to be disclosed under the rules of the SEC and NYSE.
Indemnification Agreements
We have entered into indemnification agreements with all of our named executive officers and other executive officers and with each of our directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that:

•
If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our Company, by reason of such director’s or executive officer’s status as a director, officer or employee of our Company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•
If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our Company to procure a judgment in our Company’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of our Company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•
the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or services;
provided, however, that we will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

•	Upon application of a director or executive officer of our Company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•
the court determines that such director or executive officer is entitled to indemnification under the applicable section of the Maryland General Corporation Law (the “MGCL”), in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•
the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL;

provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our Company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•
Notwithstanding, and without limiting any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our Company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•
We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our Company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

•	We must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to us.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANNUAL REPORT ON FORM 10-K
Stockholders may obtain without charge a copy of the Company’s and the operating partnership’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2015, by downloading the report from the Investors section of the Company’s website at www.digitalrealty.com, from the Company’s e-proxy website at http://www.proxyvote.com or by writing to Investor Relations, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, CA 94111.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such reports received by us, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2015, the Reporting Persons met all applicable Section 16(a) filing requirements, with the exception of the following: one late Form 4 filing for Kathleen Earley covering one transaction with respect to each of the Company and the operating partnership and one late Form 4 filing for Laurence A. Chapman covering one transaction with respect to each of the Company and the operating partnership.
Stockholder Proposals and Nominations
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our 2017 Annual Meeting. To be eligible for inclusion in our 2017 Proxy Statement, your proposal must be received in writing not later than November 30, 2016 and must otherwise comply with Rule 14a-8 under the Exchange Act. While the Board will consider stockholder proposals, we reserve the right to omit from our Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 of the Exchange Act.
In addition, our Bylaws contain an advance notice provision with respect to matters to be brought before an annual meeting, including director nominations, whether or not included in our Proxy Statement. If you would like to nominate a director or bring any other business before the stockholders at the 2017 Annual Meeting, you must comply with the procedures contained in our Bylaws, including notifying us in writing in a timely manner, and such business must otherwise be a proper matter for action by our stockholders. To be timely under our current Bylaws, the notice must be delivered to our Secretary at Four Embarcadero Center, Suite 3200, San Francisco, California 94111, the Company’s principal executive office, not earlier than October 31, 2016 and not later than 5:00 p.m., Pacific Time, on November 30, 2016. In the event that the date of the 2016 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the 2016 Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of the meeting and not later than 5:00 p.m., Pacific Time, on the later of the 120th day prior to the date of the meeting, as originally convened, or the 10th day following the date of the first public announcement of the meeting. If we have not received notice of a stockholder proposal or nomination within the time period specified above, the persons entitled to vote the proxies solicited by this proxy statement will have the ability to vote on such matters in their discretion pursuant to Rule 14a-4(c)(1) and Rule 14a-5(e)(2) under the Exchange Act.
Our Bylaws provide that nominations of individuals for election to the Board and the proposal of business to be considered by our stockholders may be made at an annual meeting pursuant to our notice of meeting, by or at the direction of the Board or by any stockholder of the Company who was a stockholder of record both at the time of giving of notice provided for in our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who complied with the notice, information and consent procedures set forth in our Bylaws.
A stockholder’s notice regarding a director nomination or other proposal shall include, without limitation:

•
as to each individual whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such proposed nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the proposed nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, and

•
as to any other business that the stockholder proposes to bring before the meeting, a description of the business, the stockholder’s reasons for proposing such business at the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration), a reasonably detailed description of all agreements, arrangements and understandings between or among any of the stockholders or between or among any stockholder and any other person or entity (including their names) in connection with the proposal of such business by such stockholder, any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom and any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Regulation 14A (or any successor provision) under the Exchange Act; provided, however, that the disclosures required by this paragraph shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a stockholder giving the notice solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
“Stockholder Associated Person” of any stockholder means:

•	any person acting in concert with such stockholder,

•	any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and

•	any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.
The notice must also contain and be accompanied by certain additional information as specified in our Bylaws, including information about the stockholder providing the notice, the proposed nominee and other information as we may reasonably require. Stockholders making nominations must provide, among other things, information regarding each such stockholder’s, any Stockholder Associated Person’s and their affiliates’ ownership of Company securities (beneficially or of record) including any right to acquire additional securities in the future, proxy or voting agreements with respect to the Company securities, holdings of “synthetic equity,” derivatives, hedges or short positions and other material interests and relationships that could influence nominations or proposals and other information that would be required in a proxy statement. Additionally, a stockholder nominating a director candidate is required to disclose the same information about the proposed nominee that would be required if the proposed nominee were submitting a proposal, and the proposed nominee is required to complete a questionnaire and certify that such proposed nominee (i) has not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company in connection with service or action as a director that has not been disclosed to the Company and (ii) will serve as director if elected. Such information must be updated and supplemented so as to be accurate. We recommend that any stockholder wishing to nominate a director at an annual meeting review a copy of our Bylaws.
Any director nominations received from stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.
You may write to our Secretary at our principal executive office, Four Embarcadero Center, Suite 3200, San Francisco, CA 94111, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker, direct your written request to Investor Relations, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, CA 94111, or contact Investor Relations by telephone at (415) 738-6500. Upon written or oral request to Investor Relations, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, CA 94111, or by telephone at (415) 738-6500 from a stockholder at a shared address to which a single copy of the proxy materials was delivered, we will promptly deliver a separate copy of the proxy materials to such requesting stockholder. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact their broker.

By Order of Our Board of Directors,

Joshua A. Mills
Secretary
March 30, 2016

DIGITAL REALTY

Data Center Solutions

John J. Stewart
Four Embarcadero Center
Suite 3200
San Francisco, CA 94111

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions by authorizing a proxy and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize a proxy using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions by authorizing a proxy up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Dennis E. Singleton	☐	☐	☐
1B Laurence A. Chapman	☐	☐	☐
1C Kathleen Earley	☐	☐	☐
1D Kevin J. Kennedy	☐	☐	☐
1E William G. LaPerch	☐	☐	☐
1F A. William Stein	☐	☐	☐
1G Robert H. Zerbst	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3.:

NOTE: TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, trustee, guardian, officers of a corporation or other entity or in another representative capacity, please give full title as such under signature. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000280368_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

DIGITAL REALTY TRUST, INC.
Annual Meeting of Stockholders
May 10, 2016 11:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned, as record holder of the shares of common stock of Digital Realty Trust, Inc., a Maryland corporation, described on the reverse side, hereby appoints A. William Stein and Andrew P. Power, and each of them, as Proxies of the undersigned with the full power of substitution, to attend the 2016 Annual Meeting of Stockholders to be held on Tuesday, May 10, 2016, at 11:00 a.m., local time, at Four Embarcadero Center, Third Floor, Promenade Level, Conference Center (Stanford Room), San Francisco, California 94111, and any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of 2016 Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" EACH OF PROPOSALS 2 AND 3 AS DESCRIBED IN THE PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000280368_2 R1.0.1.25